Exhibit 2.2
PURCHASE AND SALE AGREEMENT
BY AND AMONG
GAINEY DRIVE ASSOCIATES,
an Arizona general partnership,
HC ROYAL PALMS, L.L.C.,
a Delaware limited liability company,
AND
XHR ACQUISITIONS, LLC,
a Delaware limited liability company

DATED AS OF OCTOBER 3, 2017

HYATT REGENCY SCOTTSDALE
7500 East Doubletree Ranch
Scottsdale, Arizona
and
ROYAL PALMS RESORT AND SPA
5200 E. Camelback Road
Phoenix, Arizona

LIST OF EXHIBITS

Exhibit A-1	Description of HR Land
Exhibit A-2	Description of the RP Land
Exhibit B	New Management Agreement
Exhibit C	Form of Deed
Exhibit D	Form of Bill of Sale
Exhibit E	Assignment and Assumption of Leases and Contracts
Exhibit F	Assignment and Assumption of Intangibles
Exhibit G	Form of Trademark License Agreement

LIST OF SCHEDULES

Schedule 1.1	Terminated Contracts
Schedule 2.1(g)	Tenant Leases
Schedule 2.1(h)	Equipment Leases
Schedule 2.1(k)	Intangible Property
Schedule 3.2	Allocation of Purchase Price
Schedule 4.1(b)	Due Diligence Deliveries
Schedule 5.1(c)	Consents and Approvals; No Conflicts
Schedule 5.1(d)	Title to Personal Property
Schedule 5.1(f)	Litigation
Schedule 5.1(l)	Material Contracts
Schedule 5.1(m)	Licenses and Permits
Schedule 5.1(s)	Taxes
Schedule 7.2(c)	Ongoing Capital Improvements

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of this 3rd day of October, 2017 (the “Effective Date”), by and among GAINEY DRIVE ASSOCIATES, an Arizona general partnership (“Gainey Seller”), HC ROYAL PALMS, L.L.C., a Delaware limited liability company (“RP Seller”; the Gainey Seller and the RP Seller are collectively and individually as the context requires, referred to in this Agreement as “Seller”), jointly and severally, and XHR ACQUISITIONS, LLC, a Delaware limited liability company (“Purchaser”). (Seller and Purchaser are sometimes referred to herein individually as a “Party”, and collectively as the “Parties”.)
Recitals
WHEREAS, Seller is the owner of the Property (as defined herein) relating to the hotel facility located at 7500 East Doubletree Ranch, Scottsdale, Arizona, and commonly known as the Hyatt Regency Scottsdale (the “HR Hotel”) and the hotel facility located at 5200 E. Camelback Road Phoenix, Arizona, and commonly known as the Royal Palms Resort and Spa (the “RP Hotel”; the HR Hotel and the RP Hotel are collectively and individually, as the context requires, referred to in this Agreement as the “Hotel”).
WHEREAS, Seller desires to sell the Property to Purchaser, and Purchaser desires to purchase the Property from Seller, on the terms set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknoledged, Seller and Purchaser hereby agree as follows:

Article I

DEFINITIONS
Section 1.1    Definitions. In addition to the terms defined above in the introduction and recitals to this Agreement, the following terms when used in this Agreement shall have the meanings set forth in this Section 1.1.
“Accounts Receivable” means all amounts which Seller is entitled to receive from the operation of the Hotel, but are not paid as of the date preceding the Closing Date, including, without limitation, charges for the use or occupancy of any guest, conference, meeting or banquet rooms or other facilities at the Hotel, rents under Tenant Leases, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of Seller at the Hotel, including any credit card charges and checks which Seller has submitted for payment as of the Closing.
“Affiliate” means, with respect to the Person in question, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person. For the purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person in question, whether by the ownership of voting securities, contract or otherwise.
“Agreement Information” has the meaning set forth in Section 7.1(a) of this Agreement.
“Anti-Money Laundering and Anti-Terrorism Laws” has the meaning set forth in Section 5.1(i) of this Agreement.
“Applicable Law” means all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, the New York Stock Exchange, Board of Fire Underwriters and similar quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any court or Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question.
“Attic Stock” has the meaning set forth in Section 2.1(l) of this Agreement.
“Bookings” has the meaning set forth in Section 2.1(m) of this Agreement.
“Business Day” means any day other than Saturday, Sunday or any federal legal holiday.
“Casualty” has the meaning set forth in Section 13.1(a) of this Agreement.
“Closing” has the meaning set forth in Section 9.1 of this Agreement.
“Closing Date” has the meaning set forth in Section 9.1 of this Agreement.
“Closing Documents” has the meaning set forth in Section 9.2 of this Agreement.
“Closing Escrow” has the meaning set forth in Section 9.2 of this Agreement.
“Closing Escrow Agreement” has the meaning set forth in Section 9.2 of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service.
“Condemnation” has the meaning set forth in Section 13.2(a) of this Agreement.
“Confidential Information” has the meaning set forth in Section 7.1(a) of this Agreement.
“Contracts” means, collectively, the Equipment Leases, Cost Sharing Agreement and Operating Agreements.
“Cost Sharing Agreement” means that certain Cost Sharing Agreement by and among Hyatt Corporation, as agent of Seller, d/b/a Hyatt Regency Scottsdale, Hyatt Corporation, as agent of PV Scottsdale Hotel Owner SPE, LLC, d/b/a Andaz Scottsdale and Hyatt Corporation, as agent of HC Royal Palms, L.L.C., d/b/a Royal Palms Resort & Spa dated as of July 12, 2016.

“Cut-Off Time” has the meaning set forth in Section 10.1 of this Agreement.
“Deed” has the meaning set forth in Section 9.3(b) of this Agreement.
“Earnest Money” has the meaning set forth in Section 3.3(a) of this Agreement.
“Earnest Money Escrow” has the meaning set forth in Section 3.3(a) of this Agreement.
“Earnest Money Escrow Agreement” has the meaning set forth in Section 3.3(a) of this Agreement.
“Effective Date” has the meaning set forth in the first paragraph of this Agreement.
“Employees” means all employees who are employed full-time or part-time at the Hotel at the time in question.
“Employer” means Manager or any other employer entity, to the extent Manager is not the employer of the Employees.
“Environmental Laws” means any Applicable Laws regulating or relating to any Hazardous Materials including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), (ii) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”), (iii) the Federal Water Pollution Control Act, 33 U.S.C. § 2601 et seq., (iv) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., (v) the Clean Water Act, 33 U.S.C. § 1251 et seq., (vi) the Clean Air Act, 42 U.S.C. § 7401 et seq., (vii) the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., (viii) the Safe Drinking Water Act, 42 U.S.C. § 803 et seq., (ix) the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., (x) the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. § 11001 et seq., (xi) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates exposure to Hazardous Materials), and similar state and local Applicable Law, as amended from time to time, and all regulations, rules and guidance issued pursuant thereto.
“Environmental Liabilities” means all liabilities or obligations of any kind or nature imposed on the Person in question pursuant to any Environmental Laws, including, without limitation, any (i) obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential release of Hazardous Materials or other pollution or contamination of any water, soil, sediment, air or other environmental media, whether or not located on the Real Property and whether or not arising from the operations or activities with respect to the Hotel, and (ii) liabilities or obligations with respect to the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation of any Hazardous Materials.
“Equipment Leases” has the meaning set forth in Section 2.1(h) of this Agreement.
“Escrow Agent” shall mean the Title Company.
“Exchange Agreement” has the meaning set forth in Section 3.5 of this Agreement.

“Exchange Party” has the meaning set forth in Section 3.5 of this Agreement.
“Excluded Property” has the meaning set forth in Section 2.2 of this Agreement.
“Existing Survey” has the meaning set forth in Section 4.2(b) of this Agreement.
“F&B” has the meaning set forth in Section 2.1(e) of this Agreement.
“FF&E” has the meaning set forth in Section 2.1(c) of this Agreement.
“Golf Agreement” means the Golf Course Utilization Agreement dated August 14, 1985 and recorded in the land records of Maricopa County, Arizona at Document Number 85-382848, as subsequently amended and modified from time to time.
“Government List” means any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).
“Governmental Authority” means any federal, state or local government or other political subdivision thereof, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.
“Guest Ledger” means any and all charges accrued to the open accounts of any guests or customers at the Hotel as of the Cut-Off Time for the use and occupancy of any guest, conference, meeting or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of Seller.
“Hazardous Materials” means any hazardous or toxic substances, materials or waste, whether solid, semisolid, liquid or gaseous, including, without limitation, asbestos, polychlorinated biphenyls, petroleum or petroleum by-products, (excluding any substances of kinds and amounts ordinarily used or stored in similar properties for purposes of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws) and any other material or substance which is defined as a “hazardous substance”, “hazardous waste”, “toxic waste” or “toxic substance” under any Environmental Laws.
“Hotel” has the meaning set forth in the first Recital of this Agreement.
“HR Hotel Property” has the meaning set forth in Section 2.1 of this Agreement.
“HR Land” has the meaning set forth in Section 2.1(a) of this Agreement.
“HR Title Commitment” has the meaning set forth in Section 4.2 of this Agreement.
“Improvements” has the meaning set forth in Section 2.1(b) of this Agreement.

“Inspections” has the meaning set forth in Section 4.1(a) of this Agreement.
“Intangible Property” has the meaning set forth in Section 2.1(k) of this Agreement.
“Inventoried Baggage” has the meaning set forth in Section 11.3 of this Agreement.
“Inventoried Safe Deposit Box” has the meaning set forth in Section 11.2 of this Agreement.
“Knowledge” means (i) with respect to Seller, the actual (and not constructive) knowledge of Rob Mangiarelli, after due inquiry of the general manager of the Hotel, but otherwise without investigation or inquiry and expressly excluding the knowledge of any other shareholder, trustee, partner, member, director, officer, employee, agent or representative of Seller or any of its respective Affiliates, and (ii) with respect to Purchaser, (A) the actual (and not constructive) knowledge of Philip Wade, without investigation or inquiry and expressly excluding the knowledge of any other shareholder, trustee, partner, member, director, officer, manager, employee, agent or representative of Purchaser or its Affiliates, (B) any matter disclosed in any exhibits or schedules to this Agreement, (C) any matter disclosed in any Seller Due Diligence Materials that are posted on the virtual data room for the Hotel, (D) any matter disclosed in the Purchaser Due Diligence Reports or by the Inspections, and (E) any matter disclosed by Seller pursuant to an amendment to Seller’s representations, warranties or schedules in accordance with Section 5.2 of this Agreement.
“Licenses and Permits” has the meaning set forth in Section 2.1(j) of this Agreement.
“Liquor Licenses” means the liquor licenses for the Hotel, which are held in the name of Manager.
“Local Time” shall mean the time in the time zone in which the Hotel is located.
“Losses” means, with respect to the Person in question, any liability, damage, loss, cost or expense, including, without limitation, reasonable attorneys’ fees and expenses and court costs, incurred by such Person.
“Management Agreement” has the meaning set forth in Section 2.2(d) of this Agreement.
“Manager” means Hyatt Corporation, a Delaware corporation.
“Material Casualty” has the meaning set forth in Section 13.1(a) of this Agreement.
“Material Condemnation” has the meaning set forth in Section 13.2(a) of this Agreement.
“Material Contract” means any Contract requiring aggregate annual payments in excess of Twenty-Five Thousand Dollars ($25,000) for any year during the term of such Contract and which cannot be terminated on ninety (90) days’ or less notice.
“National/Regional Operating Agreements” has the meaning set forth in Section 2.2(g) of this Agreement.

“New Management Agreement” shall mean a hotel management agreement in the form attached hereto as Exhibit E.
“Non-Inventoried Safe Deposit Boxes” has the meaning set forth in Section 11.2 of this Agreement.
“Notice” has the meaning set forth in Section 14.1(a) of this Agreement.
“Older Accounts Receivable” has the meaning set forth in Section 10.2(b) of this Agreement.
“Ongoing Capital Improvements” means those capital improvement projects described in Schedule 7.2(c) attached hereto.
“Operating Agreements” has the meaning set forth in Section 2.1(i) of this Agreement.
“Ordinary Course of Business” means the ordinary course of business consistent with Seller’s past custom and practices for the operation, maintenance and repair of the Hotel.
“Permitted Exceptions” has the meaning set forth in Section 4.2(c) of this Agreement.
“Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.
“Personal Property” means the Property other than the Real Property.
“Property” has the meaning set forth in Section 2.1 of this Agreement.
“Proprietary Property” has the meaning set forth in Section 2.2(b) of this Agreement.
“Prorations” has the meaning set forth in Section 10.1 of this Agreement.
“Protected Marks” shall mean those logos, trademarks, trade names, copyrights, service marks and other intellectual property owned by Manager or any Affiliate thereof (other than Seller) (or otherwise used by Manager or any Affiliate thereof (other than Seller) in the operation of Manager hotels), whether or not used in connection with the operation of the Hotel.
“Protected Names” shall mean the names “Hyatt” and “Regency” and any other name that includes the word “Hyatt” (such as, for example and without limitation, “Hyatt Regency,” “Grand Hyatt,” “Park Hyatt,” “Hyatt Place,” “Hyatt House,” “Hyatt Ziva,” “Hyatt Centric”, “Hyatt Zilara,” or “World of Hyatt,”) either alone or in conjunction with another word or words, or any name or mark that is comprised of or confusingly similar to any of the foregoing, “Andaz”, “The Unbound Collection by Hyatt”, “Ziva,” “Zilara,” “Miraval,” “World of,” or any other name used in the operation of the hotels operated or managed by Manager or any Affiliate thereof (other than Seller). Under no circumstances shall the names “Royal Palms” and “T. Cook’s” be deemed to be Protected Names.

“Purchase Price” has the meaning set forth in Section 3.1 of this Agreement.
“Purchaser Closing Conditions” has the meaning set forth in Section 8.2 of this Agreement.
“Purchaser Default” has the meaning set forth in Section 12.2 of this Agreement.
“Purchaser Due Diligence Reports” has the meaning set forth in Section 4.1(c) of this Agreement.
“Purchaser Indemnitees” means Purchaser and its Affiliates, and each of their respective shareholders, members, partners, trustees, directors, officers, employees and agents, and the successors, assigns, heirs and legal representatives of each of the foregoing.
“Purchaser’s Inspectors” has the meaning set forth in Section 4.1(a) of this Agreement.
“Real Property” has the meaning set forth in Section 2.1(b) of this Agreement.
“Retail Merchandise” has the meaning set forth in Section 2.1(f) of this Agreement.
“Retained Liabilities” has the meaning set forth in Section 2.2(i) of this Agreement.
“RP Hotel Property” has the meaning set forth in Section 2.1 of this Agreement.
“RP Land” has the meaning set forth in Section 2.1(a) of this Agreement.
“RP Title Commitment” has the meaning set forth in Section 4.2 of this Agreement.
“Seller Closing Conditions” has the meaning set forth in Section 8.3 of this Agreement.
“Seller Cure Notice” has the meaning set forth in Section 4.2(d) of this Agreement.
“Seller Default” has the meaning set forth in Section 12.1 of this Agreement.
“Seller Due Diligence Materials” has the meaning set forth in Section 4.1(b) of this Agreement.
“Seller Indemnitees” means Seller, Manager, Employer and their respective Affiliates, and each of their respective shareholders, members, partners, trustees, directors, officers, employees and agents, and the successors, assigns, heirs and legal representatives of each of the foregoing.
“Seller’s Possession” means in the actual possession of any officer or employee of Seller, Manager or any of their Affiliates who has direct or supervisory responsibility for the operation of the Hotel; provided, however, that any reference in this Agreement to Seller’s Possession of any documents or materials expressly excludes the possession of any such documents or materials that are legally privileged or constitute attorney work product.
“Settlement Statement” has the meaning set forth in Section 11.1 of this Agreement.

“Supplies” has the meaning set forth in Section 2.1(d) of this Agreement.
“Survey” has the meaning set forth in Section 4.2(b) of this Agreement.
“Survey Defects” has the meaning set forth in Section 4.2(c) of this Agreement.
“Survival Period” has the meaning set forth in Section 5.4 of this Agreement.
“Tax-Free Exchange” has the meaning set forth in Section 3.5 of this Agreement.
“Taxes” means any federal, state, local or foreign, real property, personal property, sales, use, room, occupancy, excise, severance, stamp, payroll, employment, withholding, social security, unemployment, disability, vault, ad valorem, assessments, value added or other tax, assessments, levies, charges or fees of any kind whatsoever imposed on Seller or the Property or any portion thereof by any Governmental Authority, including, without limitation, any interest, penalty, or addition thereto, but expressly excluding any (i) federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate or gift tax, or (ii) transfer or similar taxes incurred with respect to the transaction contemplated in this Agreement all calculated based on the maximum discount available for timely payment thereof.
“Tenant Leases” has the meaning set forth in Section 2.1(g) of this Agreement.
“Terminated Contracts” means those Contracts set forth on Schedule 1.1 under the heading Terminated Contracts.
“Title Commitment” has the meaning set forth in Section 4.2(a) of this Agreement.
“Title Company” means First American Title Insurance Company, 30 North LaSalle Street, Suite 2700, Chicago, Illinois 60602; Attn: John E. Beckstedt Jr.; Email: jbeckstedt@firstam.com.

“Title Exceptions” has the meaning set forth in Section 4.2(c) of this Agreement.
“Title Objection Letter” has the meaning set forth in Section 4.2(c) of this Agreement.
“Title Policy” has the meaning set forth in Section 8.2(d) of this Agreement.
“Trade Payables” has the meaning set forth in Section 10.1(j) of this Agreement.
“Unpermitted Exceptions” has the meaning set forth in Section 4.2(c) of this Agreement.
“World of Hyatt® Program” shall mean Manager’s World of Hyatt® Program.

ARTICLE II

DESCRIPTION OF THE PROPERTY; EXCLUDED PROPERTY
Section 2.1    Description of the Property. Subject to the terms set forth in this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all right, title and interest of Seller in and to the property and assets set forth in this Section 2.1, but expressly excluding the Excluded Property (collectively and individually, as the context requires, the “Property”; the portion of the Property attributable to the HR Hotel is referred to herein as the “HR Hotel Property”, and the portion of the Property attributable to the RP Hotel is referred to herein as the “RP Hotel Property”):
(a)    Land. The land described in Exhibit A-1 with respect to the HR Hotel, together with all appurtenant easements and any other rights and interests appurtenant thereto (collectively, the “HR Land”), and the land described in Exhibit A-2 with respect to the RP Hotel, together with all appurtenant easements and any other rights and interests appurtenant thereto (collectively, the “RP Land”; the HR Land and the RP Land are collectively and individually, as the context requires, referred to is this Agreement as the “Land”);
(b)    Improvements. All buildings, structures and improvements located on, under or affixed to the Land, including but not limited to the Hotel, and all fixtures on the Land which constitute real property under Applicable Law (the “Improvements”; the Land and the Improvements are referred to collectively herein as the “Real Property”);
(c)    FF&E. All fixtures (other than those which constitute Improvements), furniture, furnishings, equipment, machinery, vehicles, appliances, computer hardware, art work and other items of tangible personal property which are located at the Hotel and used exclusively in the operation of the Hotel, or ordered for future use at the Hotel as of the Closing, other than the Supplies, F&B and Retail Merchandise (the “FF&E”);
(d)    Supplies. All china, glassware, silverware; linens; uniforms; engineering, maintenance, cleaning and housekeeping supplies; matches and ashtrays; soap and other toiletries; stationery, menus and other printed materials; and all other similar materials and supplies, which are located at the Hotel or ordered for future use at the Hotel as of the Closing (the “Supplies”);
(e)    Food and Beverage. All food and beverages which are located at the Hotel (whether opened or unopened), or ordered for future use at the Hotel as of the Closing, but expressly excluding any alcoholic beverages to the extent the sale or transfer of the same is not permitted under Applicable Law (the “F&B”);
(f)    Retail Merchandise. All merchandise located at the Hotel, including, without limitation, any gift shop, pro shop or newsstand maintained by Seller or Manager, and held for sale to guests and customers of the Hotel, or ordered for future sale at the Hotel as of the Closing (the “Retail Merchandise”);

(g)    Tenant Leases. All leases, subleases, licenses, concessions and similar agreements granting a real property interest to any other Person for the use or occupancy of any portion of the Real Property, other than the Management Agreement and Bookings, the same being set forth on Schedule 2.1(g), attached hereto (the “Tenant Leases”), together with all security deposits held by Seller thereunder, to the extent such Tenant Leases and security deposits are transferable;
(h)    Equipment Leases. All leases and purchase money security agreements for any equipment, machinery, vehicles, furniture or other personal property located at the Hotel and used in the operation of the Hotel which are held by or on behalf of Seller (other than the Terminated Contracts), the same being set forth on Schedule 2.1(h), attached hereto (the “Equipment Leases”), together with all deposits made thereunder, to the extent such Equipment Leases and deposits are transferable;
(i)    Operating Agreements. All maintenance, service and supply contracts, credit card service agreements, and all other contracts and agreements which are held by or on behalf of Seller in connection with the operation of the Hotel, including but not limited to the Golf Agreement, other than the Tenant Leases, Equipment Leases, Licenses and Permits, the National/Regional Operating Agreements, contracts and agreements for Bookings and the Terminated Contracts (the “Operating Agreements”), together with all deposits made or held by Seller thereunder, to the extent such Operating Agreements and deposits are transferable;
(j)    Licenses and Permits. All licenses, permits, consents, authorizations, approvals, registrations and certificates of any Governmental Authority held by Seller and used in connection with the construction, ownership, occupancy or operation of the Hotel (excluding the Liquor Licenses) (the “Licenses and Permits”), together with any deposits made by Seller thereunder, to the extent such Licenses and Permits and deposits are transferable;
(k)    Intangible Property. All of the following owned by, issued to or licensed to Seller and used in connection with the operation of the Hotel to the extent Seller’s rights and interests therein are transferable: warranties and guaranties held by Seller pursuant to any Contracts or with respect to any Improvements or Personal Property and all other intangible property associated with the Property or the Hotel (other than the Excluded Property), including but not limited to all intangible property set forth on Schedule 2.1(k) attached hereto and made a part hereof (the “Intangible Property”);
(l)    Attic Stock. All FF&E in storage intended as replacement FF&E (the “Attic Stock”);
(m)    Bookings. All bookings and reservations for guest, conference, meeting and banquet rooms or other facilities at the Hotel that are made before the Closing Date (the “Bookings”), together with all deposits held by Seller with respect thereto and any and all records related thereto that are necessary to honor such bookings in accordance with the terms of this Agreement;

(n)    Books and Records. The financial books and records relating to the Property located at the Hotel to the extent not (i) proprietary to Seller or Manager, (ii) subject to any confidentiality restriction in favor of a third party other than Manager, (iii) subject to restriction on disclosure under Applicable Law (including any privacy laws or regulations) or (iv) subject to attorney client privilege (collectively, the “Books and Records”); and
(o)    Accounts Receivable. That portion of all Accounts Receivable (including the Guest Ledger) as set forth in Section 10.2(a) and that portion of Accounts Receivable as set forth in Section 10.2(b) excluding the Older Accounts Receivable.
Section 2.2    Excluded Property. Notwithstanding anything to the contrary in Section 2.1, the property, assets, rights and interests set forth in this Section 2.2 (the “Excluded Property”) are excluded from the Property:
(a)    Cash. Subject to Section 10.1(k) and except for deposits expressly included in Section 2.1, all cash on hand or on deposit in any house bank, operating account or other account maintained in connection with the ownership or operation of the Hotel including, without limitation, any FF&E/capital account or other reserve account held by or on behalf of Seller or Manager pursuant to the Management Agreement with Seller.
(b)    Proprietary Property. (i) All software from time to time owned by, or leased or licensed on an exclusive basis to, Manager or Manager’s Affiliates (other than Seller), including, without limitation, any centralized system, including, without limitation, the reservation system, property management system and e-mail, internet and internal computer network systems (including, without limitation, revisions or enhancements to otherwise commercially available software) together with related source and object codes, (ii) the Protected Names and Protected Marks and all depictions thereof, either graphic or verbal, (iii) copyrighted materials, (iv) operating handbooks (including employee manuals, training materials, user manuals, and maintenance procedures), (v) operating policies and procedures, (vi) reporting and budgeting formats, (vii) Manager’s (or any Affiliate’s (other than Seller)) promotional materials, (viii) recipes, (ix) World of Hyatt® Program members and member information, (x) customer information and customer contact lists for guests, patrons and groups patronizing this Property (other than guest information necessary to honor Bookings in accordance with the terms of this Agreement), (xi) data and information on potential guests or groups, not otherwise guests or groups patronizing the Hotel, (xii) financial records of Manager, Seller and their respective Affiliates and all books and records of Manager, Seller or their respective Affiliates (excluding records and information necessary to honor Bookings in accordance with this Agreement, or otherwise relating to liabilities assumed by Purchaser in accordance with this Agreement), (xiii) information relating to other hotels leased, managed or operated by Manager, (xiv) information which Seller reasonably determines may not be disclosed by Seller or its Affiliates under applicable privacy or identity theft laws, (xv) information which is legally privileged or constitutes attorney work product, (xvi) materials or information which are subject to a confidentially agreement or to Applicable Law which prohibits the disclosure of such materials or information, (xvii) information or materials which constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by or on behalf of any employee of any Affiliate of Seller or Manager, including, without limitation,

Employee personnel files, and (xviii) signs and other fixtures and personal property at the Hotel which bear any of the Protected Marks or the Protected Names, ((i) through (xviii) above, hereinafter collectively referred to as the “Proprietary Property”). Notwithstanding the foregoing, after the Closing, certain of the Proprietary Property may continue to be utilized at the Hotel pursuant to and subject to the terms of the New Management Agreement.
(c)    Third-Party Property. Any fixtures or personal property owned by (i) the lessor under any Equipment Leases, (ii) the supplier or vendor under any other Contracts, (iii) the tenant under any Tenant Leases, (iv) Manager, (v) any Employees, or (vi) any guests or customers of the Hotel.
(d)    Management Agreement. With respect to the RP Hotel, that certain Hotel Management Agreement, by and between RP Seller and Manager, dated as of July 12, 2016 and, with respect to the HR Hotel, that certain Amended and Restated Hotel Management Agreement by and between Gainey Seller and Manager, dated as of January 1, 1999 (collectively, the “Management Agreement”), each of which shall be terminated by RP Seller and Gainey Seller, respectively, at the Closing.
(e)    Insurance. Seller’s insurance relating to the Hotel, which shall be terminated by Seller as of the Closing.
(f)    Telephone Exchange Numbers. Any and all direct dial telephone numbers for the Hotel (access to same being provided in accordance with the terms of the New Management Agreement).
(g)    Contracts. All Operating Agreements pursuant to which goods, services, licenses or other items are provided to other hotels which are owned, leased or operated by any Affiliate of Seller or Manager, in addition to the Hotel (the “National/Regional Operating Agreements”), and the Terminated Contracts. Notwithstanding the foregoing, after the Closing, certain of the National/Regional Operating Agreements may continue to be utilized at the Hotel pursuant to and subject to the terms of the New Management Agreement.
(h)    Liquor Licenses. Purchaser acknowledges that the Liquor Licenses are held by Manager, and that no action is required at Closing with respect to the Liquor Licenses.
(i)    Retained Liabilities. The Property shall also expressly exclude the following, which shall be retained by Seller from and after the Closing: all liabilities for, and Purchaser shall not have any obligation or liability concerning: (a) any liabilities under the Management Agreement, Tenant Leases, Equipment Leases, Operating Agreements, and Licenses and Permits to the extent arising or accrued prior to the Cut-Off Time, including, without limitation, the liability for the payment of any amounts due and payable or accrued but not yet due or payable prior to the Cut-Off Time under the foregoing, (b) the payment of all Taxes due and payable or accrued but not yet paid prior to the Closing Date, (c) any claim for liability, penalties, personal injury or property damage to a Person which is based on any event which occurred (or failed to occur, in the case of a payment obligation) at the Real Property or in connection with the Hotel prior to the Closing Date (except (1) in the case of (a), (b) and (c) to the extent Purchaser received a credit therefor or otherwise expressly assumed such liability and (2) in the case of (c), to the extent relating to the physical condition of the Property (including without limitation the environmental condition of the Real Property)) and (d) claims from Employees which pertain to any aspect of employment prior to the Cut-Off Time (collectively, the “Retained Liabilities”). For avoidance of doubt, the Retained Liabilities do not include any liabilities relating to the physical condition of the Property (including without limitation the environmental condition of the Real Property). Purchaser is not assuming any of the liabilities described in clause (c) of the definition of Retained Liabilities hereunder.
ARTICLE III

PURCHASE PRICE; EARNEST MONEY; LIKE-KIND EXCHANGE
Section 3.1    Purchase Price. The purchase price for the Property is Three Hundred and Five Million and no/100 Dollars ($305,000,000) (the “Purchase Price”), which shall be adjusted at the Closing for the Prorations and the Accounts Receivable pursuant to Sections 10.1 and 10.2 respectively.
Section 3.2    Allocation of Purchase Price. The allocation of the Purchase Price as between each Property is set forth on Schedule 3.2 attached hereto. Seller and Purchaser shall use commercially reasonable efforts to agree upon a Purchase Price allocation among the Land, Improvements and Personal Property for federal, state and local tax purposes on or before the Closing. In the event that Seller and Purchaser are able to agree upon a Purchase Price allocation, such allocation shall be deemed to represent the Parties’ best judgment as to the fair market value of the Property. In such event, Seller and Purchaser shall file all federal, state and local tax returns, in accordance with the allocation agreed upon by the Parties, as the same may be adjusted pursuant to Sections 10.1 and 10.2. In the event the Parties fail to agree upon a Purchase Price allocation, Purchaser’s allocation shall be used for purposes of the payment of any transfer tax and/or sales tax due in connection with the conveyance of the Property at the Closing. Further, this Section shall not be subject to Section 11.1. This Section 3.2 shall survive the Closing.
Section 3.3    Intentionally omitted.
Section 3.4    Payment of Purchase Price. At the Closing, Purchaser shall pay to Escrow Agent, for disbursement to Seller, by wire transfer of immediately available funds an amount equal to the Purchase Price, plus or minus the Prorations (as the case may be) pursuant to Section 10.1, plus Accounts Receivable pursuant to Section 10.2 and less the Earnest Money disbursed to Seller. Purchaser shall cause the wire transfer of funds to be received by Escrow Agent no later than 12:00 p.m. (Eastern Time) on the day of the Closing (time is of the essence). Failure of Purchaser to cause the wire transfer of funds to be received by Seller by such time in accordance with this Section 3.4 shall be a default by Purchaser under this Agreement.
Section 3.5    Like-Kind Exchange. Notwithstanding anything to the contrary in this Agreement, Purchaser acknowledges and agrees that either Gainey Seller or RP Seller shall have the right at the Closing, in lieu of receiving the Purchase Price for the sale of the Property, to exchange the Property in a transaction intended to qualify as a tax-free exchange under Section 1031 of the Code (the “Tax-Free Exchange”). If either Seller elects to effect a Tax-Free Exchange pursuant to this Section 3.5, such Seller shall provide written notice to Purchaser prior to the Closing, in which case such Seller shall enter into an exchange agreement and other exchange documents with a “qualified intermediary” (as defined in Treas. Reg. § 1.1031(k)-1(g)(4)) (the “Exchange Party”) pursuant to the Exchange Party’s standard form of such exchange documents (the “Exchange Agreement”), pursuant to which such Seller shall assign all of its right, title and interest under this Agreement to the Exchange Party; provided, however, that such assignment shall not relieve such Seller of any of its obligations under this Agreement. Purchaser shall execute and deliver such documents as may be required to complete the transactions contemplated by the Tax-Free Exchange which are in form and substance reasonably acceptable to Purchaser, and otherwise cooperate with such Seller at no material cost or expense to Purchaser in all reasonable respects to effect the Tax-Free Exchange. Purchaser agrees that if either Gainey Seller or RP Seller elects to effect a Tax-Free Exchange pursuant to this Section 3.5, the Earnest Money shall be deposited with or transferred to the Exchange Party pursuant to the Exchange Agreement, subject to the same terms applicable thereto under the Earnest Money Escrow Agreement. Notwithstanding the foregoing in this Section 3.5, the Tax-Free Exchange shall not diminish Purchaser’s rights, increase Purchaser’s obligations, nor serve to delay the Closing under this Agreement. Such Seller shall pay for all fees, costs and expenses in connection with the Tax-Free Exchange.
ARTICLE IV

DUE DILIGENCE; TITLE AND SURVEY
Section 4.1    Due Diligence.
(a)    Due Diligence. As of the Effective Date, Purchaser has had the opportunity to (i) perform its due diligence review of the Property and all matters related thereto which Purchaser deems advisable, including, without limitation, with respect to engineering, environmental, title, survey, financial, operational and legal compliance matters, and (ii) through its employees, agents and representatives (“Purchaser’s Inspectors”), Purchaser has performed such examinations, tests, investigations and studies of the Property (the “Inspections”) as Purchaser reasonably deems advisable. With the exception of Purchaser’s Closing Conditions, Purchaser hereby waives any right to terminate this Agreement on account of the Inspections and subject to Purchaser’s Closing Conditions, the Earnest Money is non-refundable to Purchaser except as otherwise expressly provided in this Agreement.

(b)    Seller’s Due Diligence Materials. Purchaser acknowledges receipt of the due diligence materials set forth on Schedule 4.1(b) (all due diligence documents and materials provided by Seller to Purchaser pursuant to this Agreement, including, without limitation, those as set forth on Schedule 4.1(b), are referred to collectively herein as the “Seller Due Diligence Materials”).
(c)    Purchaser’s Due Diligence Reports. Subject to Section 7.1(b) hereof, if requested by Seller, Purchaser shall provide a copy to Seller of all studies, reports, and assessments prepared by any Person for or on behalf of Purchaser (other than any internal studies, reports and assessments prepared by any of Purchaser’s employees, attorneys, investors, bankers or accountants) in connection with the Inspections (the “Purchaser Due Diligence Reports”), and if also requested by Seller, at Seller’s cost and expense, Purchaser shall use commercially reasonable efforts to obtain an original of any such Purchaser Due Diligence Reports for Seller, together with a reliance letter from such Person in favor of Seller, in each case provided that Purchaser is not otherwise precluded by law or contract to do so. This Section 4.1(c) shall survive the termination of this Agreement and the Closing.
(d)    Release and Indemnification. Purchaser shall, at its cost and expense, repair any damage to the Property or any other property owned by a Person other than Purchaser arising from or in connection with the Inspections, and restore the Property or such other third-party property to the same condition as existed prior to such Inspections. Purchaser hereby releases the Seller Indemnitees for any Losses incurred by any Purchaser Indemnitees arising from or in connection with the Inspections, except to the extent resulting from Seller’s gross negligence or intentional misconduct. Purchaser shall indemnify the Seller Indemnitees from and against any Losses incurred by any Seller Indemnitees arising from or in connection with the Inspections, except to the extent resulting from Seller’s gross negligence or intentional misconduct. Purchaser shall in no event be responsible under this Section 4.1(d) for any condition already existing on the Property at the time of the Inspections, except and only to the extent that Purchaser or the Inspections exacerbate such existing condition. This Section 4.1(d) shall survive the termination of this Agreement and the Closing.
(e)    Liens. Purchaser shall not permit any mechanics’ or materialmen’s liens to be filed against the Real Property as a result of the Inspections or of any of Purchaser’s Inspectors’ activities on or with respect to the Real Property, including but not limited to, with respect to any labor or materials furnished to the Real Property at Purchaser’s or Purchaser’s Inspectors’ insistence or request. If any such lien is filed against the Real Property, Purchaser shall cause the same to be promptly discharged of record and, to the extent not fully discharged of record, any such lien shall be a Permitted Exception to which Purchaser agrees to accept the conveyance of title to the Real Property for the purposes of this Agreement. If Purchaser fails to have any such lien removed of record within thirty (30) days following written notice from Seller, then Seller may cause the same to be removed of record and recover from Purchaser all out-of-pocket costs and expenses incurred by Seller in connection therewith. Purchaser shall indemnify, hold harmless and defend Seller,

Manager and the Real Property from and against any and all such liens. This Section 4.1(e) shall survive the termination of this Agreement.
(f)    Compliance with Laws. Purchaser, at its own expense, shall comply (and shall cause each of Purchaser’s Inspectors to comply) with all Applicable Laws with respect to the Inspections and with respect to their activities on or about the Real Property including, without limitation, those relating to health, safety, noise, environmental protection, waste disposal, water and air quality, and worker occupational health and safety, and shall furnish to Seller reasonable evidence of such compliance upon request.
(g)    Insurance.
(i)    With respect to any activities on or about the Real Property between the Effective Date and the Closing, Purchaser shall, at its expense, maintain and furnish or cause Purchaser’s Inspectors to maintain and furnish evidence of insurance naming Seller and Manager as an additional insured thereunder, written through an insurance company licensed to do business in the state in which the Real Property is located having a rating of at least “A” by A.M. Best Company, evidencing current worker’s compensation insurance meeting the legally mandated limits of coverage as well as commercial general liability insurance on an occurrence basis with coverage limits of not less than Two Million Dollars ($2,000,000) combined single limit per occurrence for personal liability (including bodily injury and death) and not less than One Million Dollars ($1,000,000) per occurrence for property damage and with endorsements (copies to be provided to Seller) providing that such coverages are primary and evidencing contractual liability insurance that covers Purchaser’s indemnity obligations under this Agreement.
(ii)    A properly completed certificate of insurance executed by an authorized representative of the insurer or insurers or a certified copy of the policy or policies, evidencing compliance with the above requirements and providing that not less than thirty (30) days prior written notice will be provided to Seller before any cancellation of coverage, shall be delivered to Seller prior to entry upon the Real Property by Purchaser or any of Purchaser’s Inspectors.
Section 4.2    Title and Survey.
(a)    Title Commitment. Purchaser acknowledges receipt of an ALTA owner’s title insurance commitment from the Title Company with an effective date of August 2, 2017 for the portion of the Real Property that is part of the HR Hotel Property, together with a copy of all documents referenced therein (the “HR Title Commitment”), and an ALTA owner’s title insurance commitment from the Title Company with an effective date of August 1, 2017 for the portion of the Real Property that is part of the RP Hotel Property, together with a copy of all documents referenced therein (the “RP Title Commitment”; the HR Title Commitment and the RP Title Commitment are collectively and individually, as the context requires, referred to herein as the “Title Commitment”).
(b)    Survey. Purchaser acknowledges receipt of the survey of the HR Hotel, prepared by Collar, Williams & White Engineering, Inc. dated July 22, 1987, which has been prepared in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys (the “Existing HR Survey”), as updated by the survey prepared by Landco, L.P. and dated August 29, 2017, with the Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys, certified to Seller, Purchaser and the Title Company (the “Updated HR Survey”; the Existing HR Survey and the Updated HR Survey are collectively and individually, as the context requires, referred to as the “HR Survey”). Purchaser acknowledges receipt of the survey of the RP Hotel, prepared by AEI Consultants dated May 27, 2016, which has been prepared in accordance with the Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys (the “Existing RP Survey”), as updated by the survey prepared by Landco, L.P. and dated August 28, 2017, with the Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys, certified to Seller, Purchaser and the Title Company (the “Updated RP Survey”; the Existing RP Survey and the Updated RP Survey are collectively and individually, as the context requires, referred to as the “RP Survey”; and the HR Survey and the RP Survey are collectively and individually, as the context requires, referred to as the “Survey”).
(c)    Identification of Unpermitted Exceptions. Prior to the Effective Date, Purchaser provided written notice to Seller of Purchaser’s objections to the title to the Real Property and any survey defects not acceptable to Purchaser (the “Title Objection Letter”) disclosed in the Title Commitment (the “Title Exceptions”) or on the Survey (the “Survey Defects”). The Title Exceptions and Survey Defects set forth in the Title Objection Letter are referred to collectively herein as the “Unpermitted Exceptions”. All (i) real estate taxes and assessments not due and payable as of the Closing Date, (ii) Title Exceptions disclosed in the Title Commitment and all matters disclosed on the Survey, that are not objected to by Purchaser in any Title Objection Letter, or are otherwise deemed Permitted Exceptions pursuant to Section 4.2(d) of this Agreement, (iii) all Tenant Leases, and (iv) all liens and encumbrances created by Purchaser are referred to collectively herein as the “Permitted Exceptions”.
(d)    Removal of Unpermitted Exceptions. Seller may elect, by delivering written notice to Purchaser (“Seller Cure Notice”) no later than three (3) Business Days after the Effective Date, to cure any Unpermitted Exceptions by removing such Unpermitted Exception from title or causing the Title Company to waive or commit to affirmatively insure over such Unpermitted Exception at any time prior to the Closing. Seller’s failure to deliver a Seller Cure Notice shall be deemed Seller’s election not to cure any Unpermitted Exceptions. If Seller elects or is deemed to have elected not to cure any Unpermitted Exception(s) Purchaser shall have the option, to be exercised by delivery of written notice to Seller no later than three (3) Business Days prior to the Closing, to (i) terminate this Agreement, in which case Escrow Agent shall promptly refund the Earnest Money to Purchaser upon Purchaser’s satisfaction of its obligations under Sections 4.1(c) and 7.1(b) and Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (ii) proceed to the Closing under this Agreement and accept title to the Real Property, subject to such uncured Unpermitted Exception(s) (which shall thereafter be deemed to be Permitted Exceptions), without any credit against the Purchase Price for any such uncured Unpermitted Exception(s). If Purchaser does not terminate this Agreement under clause (i) of the preceding sentence, Purchaser shall be deemed to have elected the option in clause (ii) of the preceding sentence. Seller shall have no obligation to cure any Unpermitted Exceptions, except that Seller shall, at or prior to the Closing: (a) cause to be removed any mortgages, deeds of trust or other security interests for any financing incurred by Seller, (b) cause to be removed any mechanic’s liens that first arise on title after the Effective Date for work performed at Seller’s request and for which Purchaser has not received a credit under Article X; (c) cause to be removed any other monetary or financial liens of a liquidated amount not to exceed $500,000 in the aggregate for all such liens, and (d) execute and deliver at the Closing all documents reasonably and customarily required by the Title Company in order to remove the “standard exceptions” in the owner’s title insurance policy to be issued at the Closing, including, but not limited to, the mechanic’s liens, possession, and unrecorded matters exceptions, and to insure the so-called “gap” between the effective date of the Title Commitment and the recordation of the Deed (subject to Seller’s right hereunder to elect not to cure Title Exceptions and Survey Defects that are not Unpermitted Exceptions). For purposes of clauses (b) and (c) of the prior sentence, “cause to be removed” shall include bonding off.
Section 4.3    LIMITATION ON SELLER’S REPRESENTATIONS AND WARRANTIES. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY CLOSING DOCUMENT, (I) THE PURCHASE OF THE PROPERTY SHALL BE ON AN “AS IS”, “WHERE IS”, “WITH ALL FAULTS BASIS”, SUBJECT TO REASONABLE WEAR AND TEAR FROM THE DATE OF THIS AGREEMENT UNTIL THE CLOSING, AND (II) NONE OF SELLER, MANAGER, EMPLOYER OR ANY OF THEIR AFFILIATES, NOR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO THE HOTEL OR ANY ASPECT THEREOF OR THE PROPERTY OR ANY PORTION THEREOF, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY AS TO (A) THE CONDITION, QUANTITY, QUALITY, USE, OCCUPANCY OR OPERATION OF THE PROPERTY OR ANY PORTION THEREOF, (B) THE PAST, PRESENT OR FUTURE REVENUES OR EXPENSES WITH RESPECT TO THE HOTEL, (C) THE COMPLIANCE OF THE PROPERTY OR ANY PORTION THEREOF OR THE OPERATION OF THE HOTEL WITH ANY ZONING REQUIREMENTS, BUILDING CODES OR OTHER APPLICABLE LAW, OR (D) THE ACCURACY OF ANY ENVIRONMENTAL REPORTS OR OTHER INFORMATION SET FORTH IN THE SELLER DUE DILIGENCE MATERIALS PROVIDED TO PURCHASER WHICH WERE PREPARED FOR OR ON BEHALF OF SELLER. PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER IS NOT RELYING ON ANY STATEMENT MADE OR INFORMATION PROVIDED TO PURCHASER BY SELLER, MANAGER, EMPLOYER OR ANY OF THEIR AFFILIATES, OR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS AGREEMENT.

TO THE FULLEST EXTENT PERMITTED BY LAW, AND EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, PURCHASER (AND ANYONE CLAIMING BY, THROUGH OR UNDER PURCHASER) HEREBY FULLY AND IRREVOCABLY RELEASES SELLER, MANAGER AND ALL OF THEIR AFFILIATES, SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, AGENTS AND REPRESENTATIVES (COLLECTIVELY, THE “RELEASED PARTIES”), FROM ANY AND ALL CLAIMS THAT PURCHASER MAY NOW OR HEREAFTER HAVE AGAINST THE RELEASED PARTIES FOR ANY LOSSES, WHETHER FORESEEN OR UNFORESEEN, ARISING FROM OR RELATED IN ANY WAY TO THE PROPERTY, INCLUDING WITHOUT LIMITATION, ALL ENVIRONMENTAL LIABILITIES (WHICH SHALL INCLUDE, WITHOUT LIMITATION, ALL LOSSES AND CLAIMS ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE SUPERFUND AMENDMENTS AND REAUTHORIZATION ACT OF 1986, (42 U.S.C. SECTIONS 9601 ET SEQ.), THE RESOURCES CONSERVATION AND RECOVERY ACT OF 1976, (42 U.S.C. SECTIONS 6901 ET SEQ.), THE CLEAN WATER ACT, (33 U.S.C. SECTIONS 466 ET SEQ.), THE SAFE DRINKING WATER ACT, (14 U.S.C. SECTION 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT, (49 U.S.C. SECTIONS 1801 ET SEQ.), THE TOXIC SUBSTANCE CONTROL ACT, (15 U.S.C. SECTIONS 2601-2629), AND ANY OTHER FEDERAL, STATE OR LOCAL LAW OF SIMILAR EFFECT, AS WELL AS ANY AND ALL COMMON LAW CLAIMS), EXCEPT FOR CLAIMS AGAINST SELLER BASED UPON SELLER’S REPRESENTATIONS, WARRANTIES OR INDEMNITIES CONTAINED IN THIS AGREEMENT OR IN ANY DOCUMENTS OF CONVEYANCE DELIVERED BY SELLER TO PURCHASER IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESS TERMS AND PROVISIONS INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO UNKNOWN AND UNSUSPECTED LOSSES. WITH RESPECT TO THE RELEASE SET FORTH HEREIN RELATING TO UNKNOWN AND UNSUSPECTED LOSSES, PURCHASER HEREBY SPECIFICALLY ACKNOWLEDGES THAT SUCH RELEASE IS MADE WITH THE ADVICE OF COUNSEL AND WITH FULL KNOWLEDGE AND UNDERSTANDING OF THE CONSEQUENCES AND EFFECTS OF SUCH RELEASE AND THAT SUCH RELEASE IS A MATERIAL PART OF THIS AGREEMENT.
UPON CONSUMMATION OF THE CLOSING HEREUNDER, THE FOREGOING RELEASE SHALL BE DEEMED TO BE RESTATED AND MADE AGAIN ON THE CLOSING DATE. THE PROVISIONS OF THIS SECTION 4.3 ARE MATERIAL AND INCLUDED AS A MATERIAL PORTION OF THE CONSIDERATION GIVEN TO SELLER BY PURCHASER IN EXCHANGE FOR SELLER’S PERFORMANCE HEREUNDER. THE PROVISIONS CONTAINED IN THIS SECTION 4.3 SHALL NOT MERGE WITH THE TRANSFER OF TITLE AND SHALL SURVIVE THE CLOSING AND THE RECORDATION OF THE CONVEYANCE DOCUMENTS OR THE TERMINATION OF THIS AGREEMENT FOR ANY REASON.

Section 4.4    Reliance on the Title Policy. Notwithstanding anything contained in this Agreement to the contrary, with respect to all matters affecting title to the Real Property, and any liens or other encumbrances affecting the Real Property, Purchaser acknowledges and agrees that it is solely relying upon the Title Policy (except to the extent of any express representations and warranties by Seller in Section 5.1). If Purchaser has a claim under the Title Policy, the subject matter of which may also constitute a breach of any representation, warranty, or covenant made by Seller in this Agreement or in any Closing Document, Purchaser shall look first to the Title Policy for recovery on such claim, and Purchaser shall not assert any claim against Seller for a breach of a representation, warranty, or covenant with respect to such claim, unless Purchaser cannot recover from the Title Company for such claim. This Section shall survive the Closing.
ARTICLE V

SELLER’S REPRESENTATIONS AND WARRANTIES
Section 5.1    Representations and Warranties. To induce Purchaser to enter into this Agreement and to consummate the transaction contemplated herein, each Party comprising Seller hereby makes, jointly and severally, the representations and warranties in this Section 5.1, subject to the limitations set forth in Sections 4.3, 5.2 and 5.3, upon which Seller acknowledges and agrees that Purchaser is entitled to rely.
(a)    Organization and Power. Each Party comprising Seller is duly formed or organized, validly existing and in good standing in the jurisdiction of its formation or organization, and is qualified to do business in the jurisdiction in which the Hotel is located, and has all requisite power and authority to own and operate the Hotel as currently owned and operated.
(b)    Authority and Binding Obligation. (i) Seller has full power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed and delivered by Seller under this Agreement, and to perform all obligations arising under this Agreement and such other documents, (ii) the execution by the undersigned on behalf of Seller, and the delivery and performance of this Agreement by Seller has been duly and validly authorized by all necessary action on the part of Seller, and (iii) this Agreement and such other documents now or hereafter to be executed and delivered by Seller under this Agreement, when executed and delivered, will each constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms, except to the extent Purchaser itself is in default hereunder.
(c)    Consents and Approvals; No Conflicts. (i) No filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the consummation by Seller of the transaction contemplated by this Agreement, except to the extent the failure to obtain such permit, authorization, consent or approval would not have a material adverse effect on the ownership or operation of the Hotel, and (ii) neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transaction contemplated under this Agreement, nor compliance by Seller with any of the terms of this Agreement will: (A) violate any provision of Seller’s organizational or governing documents; (B) violate any Applicable Law to which Seller is subject; or (C) result in a violation or breach of, or constitute a default under any of the Material Contracts, except to the extent such violation, breach or default would not have a material adverse effect on the ownership or operation of the Hotel, or (D) result in the creation or imposition of any lien or encumbrance on the Property or any portion thereof.
(d)    Title to Personal Property. Except as set forth in Schedule 5.1(d), Seller has good and valid title to all tangible Personal Property (other than the Excluded Property), which in each case shall be free and clear of all liens and encumbrances as of the Closing.
(e)    Condemnation. To Seller’s Knowledge, no condemnation or eminent domain proceedings are pending or threatened against Seller or the Property or any portion thereof.
(f)    Litigation. Except as set forth on Schedule 5.1(f), neither Seller nor Manager has (i) been served with any court filing in any litigation with respect to the Hotel in which Seller or Manager is named a party, or (ii) received written notice of any charge or complaint from any Governmental Authority or other Person pursuant to any administrative, arbitration or similar adjudicatory proceeding in which Seller is a named party with respect to the Hotel which has not been settled or dismissed.
(g)    Finders and Investment Brokers. Seller has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Seller in connection with the transaction contemplated by this Agreement in a manner which would entitle such Person to any fee or commission in connection with this Agreement or the transaction contemplated in this Agreement. Seller shall indemnify Purchaser Indemnitees from and against any Losses incurred by Purchaser Indemnitees as a result of any inaccuracy of the representation contained in this Section 5.1(g). The indemnity in this Section 5.1(g) shall survive the Closing or termination of this Agreement.
(h)    Foreign Person. Seller is not a “foreign person” for purposes of the withholding provisions of Section 1445 of the Code.
(i)    Anti-Terrorism Laws.
(i)    None of Seller or, to Seller’s Knowledge, its Affiliates, is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).
(ii)    None of Seller or, to Seller’s Knowledge, its Affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

(iii)    None of Seller or, to Seller’s Knowledge, its Affiliates in any capacity in connection with the sale or purchase of the Property (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.
(iv)    Seller understands and acknowledges that Purchaser may become subject to further anti-money laundering regulations, and agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by Purchaser, for the purpose of: (i) carrying out due diligence as may be required by Applicable Law to establish Seller’s identity and source of funds; (ii) maintaining records of such identities and sources of funds, or verifications or certifications as to the same; and (iii) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to Seller.
Neither Seller, nor, to Seller’s Knowledge, any person controlling or controlled by Seller, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).
(j)    Tenants. The only tenants of the Property, other than Hotel guests, are the tenants pursuant to the Tenant Leases described on Schedule 2.1(g) attached hereto, which sets forth a true and correct list of all of the Tenant Leases, and, except as specifically noted on Schedule 2.1(g), to Seller’s Knowledge, all of the Tenant Leases are in full force and effect, and Seller has neither given nor received written notice of any violation of the Tenant Leases that remains uncured.
(k)    Equipment Leases. Schedule 2.1(h) attached hereto sets forth a true and correct list of all of the Equipment Leases, and, except as specifically noted on Schedule 2.1(h), to Seller’s Knowledge, all of the Equipment Leases are in full force and effect, and Seller has neither given nor received written notice of any violation of the Equipment Leases that remains uncured.
(l)    Material Contracts. Schedule 5.1(l) attached hereto sets forth a true and correct list of all of the Material Contracts. If Seller has inadvertently and unintentionally omitted a Material Contract from Schedule 5.1(l), Purchaser hereby acknowledges and agrees that it shall not have any right to terminate this Agreement pursuant to the terms hereof, but shall not be obligated to assume such Material Contract. Except as specifically noted on Schedule 5.1(l), to Seller’s Knowledge, all of the Material Contracts are in full force and effect, and Seller has neither given nor received written notice of any violation of any Material Contract that remains uncured.
(m)    Licenses and Permits. Schedule 5.1(m) sets forth a true, correct, and complete list of the material Licenses and Permits utilized by Seller and/or Manager in connection with the ownership and operation of the Hotel, and, except as specifically noted on Schedule 5.1(m), to Seller’s Knowledge all of the Licenses and Permits are in full force and effect, and Seller has neither given nor received written notice of any violation of any of the Licenses and Permits that remains uncured.
(n)    Third Party Rights. Subject to anything contained in the Title Commitment (and underlying documents), Seller has not entered into any agreements currently in effect pursuant to which Seller has granted any rights of first refusal to purchase all or any part of the Property, options to purchase all or any part of the Property or other rights whereby any individual or entity has the right to purchase all or any part of the Property which have not been waived as of the date hereof.
(o)    Employees. Seller has not entered into (and Seller has not caused or requested that Manager enter into any, or approved the execution by Manager of, any), and to Seller’s Knowledge there are no~~,~~ collective bargaining agreements or other labor union contracts or agreements currently in effect with any union covering the Employees.  Seller has no Employees.  Further, to Seller’s Knowledge, neither Seller nor Manager has been contacted by any labor union to demand recognition, negotiate with such labor union as the bargaining representative of Employees, and no agreements regarding a method of organizing any of the Employees are in effect.
(p)    Notice from Governmental Authorities. Except as disclosed in the Title Commitment, as of the Effective Date, Seller has not received any written notice from any governmental or quasi-governmental agency or authority that any special assessments are pending, noted or levied against the Property.
(q)    Casualty and Condemnation. Seller has received no written notice of any pending or threatened condemnation actions with respect to the Property that remain pending.
(r)    Environmental Matters. Neither Seller nor Manager has received any written notice of, or has Knowledge of, a violation of any Environmental Law with respect to the Property which has not been cured or dismissed. With respect to Manager, “Knowledge” means the actual (and not constructive) knowledge of the general manager of the Hotel, and expressly excluding the knowledge of any other shareholder, trustee, partner, member, director, officer, employee, agent or representative of Manager or any of its respective Affiliates (other than Seller).
(s)    Taxes. To Seller’s Knowledge, except as set forth in Schedule 5.1(s), there are no outstanding or pending contests or disputes with respect to the amount or payment of any of the Taxes and all Taxes due and payable as of the Closing shall have been paid or will be paid by Seller at the Closing.
(t)    Covenants, Conditions and Restrictions. Seller has not received nor delivered any written notices of default in connection with the Master Declaration of Covenants, Conditions, Restrictions, Assessments, Charges, Servitudes, Liens, Reservations and Easements for The Gainey Ranch Community Association (the “Master Gainey Declaration”) nor the Memorandum of Agreement (Covenants, Conditions, Restrictions and License) recorded March 14, 1997 as 97-0166999 of the official records and recorded as 97-0218555 of official records (collectively, the

“CCRs”) and, to Seller’s Knowledge, no defaults exist under the terms of the CCRs. To Seller’s Knowledge, Seller has paid all assessments of any kind or nature that are due and payable under the Master Gainey Declaration.
Section 5.2    Amendment to Representations, Warranties and Schedules. Notwithstanding anything to the contrary in this Agreement, Seller shall have the right to amend and supplement the representations and warranties contained in Section 5.1 of this Agreement and the schedules to this Agreement from time to time to the extent Seller did not have Knowledge as of the date of this Agreement of the matter being disclosed in such amendment or supplement or to the extent that facts regarding such matter changed subsequent to the making of the representation and warranty by providing a written copy of such amendment or supplement to Purchaser. No such amendment or supplement or the subject matter thereof shall be deemed a default by Seller under this Agreement. If such amendment or supplement contains a material modification to any representation or warranty contained in Section 5.1, Purchaser may elect, no later than three (3) Business Days after receipt of Seller’s notice, to proceed to the Closing notwithstanding such amendment or supplement or terminate this Agreement, in which case Escrow Agent shall promptly refund the Earnest Money to Purchaser, whereupon this Agreement shall be deemed cancelled and of no further force or effect, except for those provisions hereof that expressly survive the termination of this Agreement. If Purchaser does not make such election within such three (3) Business Day period, Purchaser shall be deemed to have elected to proceed to the Closing. Seller’s representations and warranties shall be deemed modified by any amendment or supplement delivered in accordance with this Section 5.2.
Section 5.3    Effect of Purchaser’s Knowledge. If Purchaser has Knowledge prior to the Closing of a breach of any representation or warranty made by Seller in this Agreement and Purchaser nevertheless elects to close this transaction, such representation or warranty by Seller with respect to such matter shall be deemed to be modified to reflect such Purchaser’s Knowledge.
Section 5.4    Survival. All representations and warranties of Seller under this Agreement shall survive the Closing and not merge into the Closing Documents for a period commencing on the Closing Date and expiring at 5:00 p.m. (Local Time) on the date which is six (6) months after the Closing Date (the “Survival Period”).
Section 5.5    Limitations on Liability. Notwithstanding anything to the contrary in this Agreement, Purchaser acknowledges and agrees that it shall have no claim against Seller for any Losses, including as a result of any breach of the representations and warranties contained in this Article V (and as may be updated pursuant to Section 5.2 hereof) (A) to the extent that the aggregate amount of all Losses incurred by Purchaser for which Purchaser would otherwise be entitled to indemnification (i) does not exceed an amount equal to $50,000.00 (the “Deductible”), and if such Losses exceed the Deductible, Purchaser shall not be entitled to any amount up to the Deductible, and/or (ii) exceeds $6,200,000.00 (the “Cap”) and (B) unless Purchaser has given Seller written notice claiming such breach, stating in reasonable detail the factual basis for such claim and providing supporting documentation for the claim, within the Survival Period. All liabilities and obligations under the representations and warranties of Seller contained in this Agreement shall lapse and be of no further force or effect after the last day of the Survival Period, except with respect to any matter contained in a claim notice described in item (ii) in the preceding sentence delivered on or before the last day of the Survival Period. Except for claims based on fraud, claims for breaches of representations and warranties contained in this Article V shall be the sole and exclusive remedy of Purchaser for post-Closing obligations of Seller.

(a)    Effect of Taxes and Insurance. The amount of any Losses for which Purchaser is entitled under this Article V shall be net of any insurance proceeds received by Purchaser.
ARTICLE VI

PURCHASER’S REPRESENTATIONS AND WARRANTIES
Section 6.1    Representations and Warranties. To induce Seller to enter into this Agreement and to consummate the transaction contemplated hereby, Purchaser hereby makes the representations and warranties in this Section 6.1, subject to the limitation in Section 6.2, upon which Purchaser acknowledges and agrees that Seller is entitled to rely.
(a)    Organization and Power. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
(b)    Authority and Binding Obligation. (i) Purchaser has full power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed and delivered by Purchaser under this Agreement, and to perform all obligations arising under this Agreement and such other documents, (ii) the execution by the undersigned on behalf of Purchaser, and the delivery and performance of this Agreement by Purchaser has been duly and validly authorized by all necessary action on the part of Purchaser, and (iii) this Agreement and such other documents now or hereafter to be executed and delivered by Purchaser under this Agreement, when executed and delivered, will each constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, except to the extent Seller itself is in default hereunder.
(c)    Consents and Approvals; No Conflicts. (i) No filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the consummation by Purchaser of its obligations under this Agreement, and (ii) neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transaction contemplated under this Agreement, nor compliance by Purchaser with any of the terms of this Agreement will: (A) violate any provision of the organizational or governing documents of Purchaser; (B) violate any Applicable Law to which Purchaser is subject; or (C) result in a violation or breach of or constitute a default under any contract, agreement or other instrument or obligation to which Purchaser is a party or by which any of Purchaser’s properties are subject.
(d)    Finders and Investment Brokers. Purchaser has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Purchaser in connection with the transaction contemplated by this Agreement in any manner which would entitle such Person to any fee or commission in connection with this Agreement or the transaction contemplated in this Agreement. Purchaser shall indemnify Seller Indemnitees from and against any Losses incurred by Seller Indemnitees as a result of any inaccuracy of the representation contained in this Section 6.1(d). The indemnity in this Section 6.1(d) shall survive the Closing or termination of this Agreement.

(e)    Anti-Terrorism Laws.
(i)    None of Purchaser or, to Purchaser’s Knowledge, its Affiliates, is in violation of any Anti-Money Laundering and Anti-Terrorism Laws.
(ii)    None of Purchaser or, to Purchaser’s Knowledge, its Affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.
(iii)    None of Purchaser or, to Purchaser’s Knowledge, its Affiliates in any capacity in connection with the purchase of the Property (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.
(iv)    Purchaser understands and acknowledges that Seller may become subject to further anti-money laundering regulations, and agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by Seller, for the purpose of: (i) carrying out due diligence as may be required by Applicable Law to establish Purchaser’s identity and source of funds; (ii) maintaining records of such identities and sources of funds, or verifications or certifications as to the same; and (iii) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to Purchaser.
(v)    Neither Purchaser, nor any person controlling or controlled by Purchaser, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).
(f)    Financing. Purchaser acknowledges that Purchaser’s obligations under this Agreement are not conditioned or contingent upon Purchaser obtaining financing from a third party or otherwise.
Section 6.2    Effect of Seller’s Knowledge. If Seller has Knowledge prior to the Closing of a breach of any representation or warranty made by Purchaser in this Agreement and Seller nevertheless elects to close this transaction, such representation or warranty by Purchaser with respect to such matter shall be deemed to be modified to reflect such Seller’s Knowledge.

Section 6.3    Survival. All representations and warranties of Purchaser under this Agreement shall survive the Closing and shall not merge into any of the Closing Documents for the Survival Period.
ARTICLE VII

COVENANTS
Section 7.1    Confidentiality.
(a)    Disclosure of Confidential Information; Public Announcements. Purchaser and Seller shall keep confidential and not make any public announcement or disclose to any Person the existence or any terms of this Agreement (“Agreement Information”); provided, however, that either Purchaser or Seller shall be permitted to, following the Effective Date, make a public announcement of the existence of this Agreement to purchase the Property, the form and substance of which must be approved in advance and in writing by the other party, which approval shall not be unreasonably withheld, conditioned or delayed. Purchaser shall keep confidential any information disclosed by the Inspections or in the Seller Due Diligence Materials or Purchaser Due Diligence Reports, and any other documents, materials, data or other information with respect to the Hotel which is not generally known to the public together with the Agreement Information, (the “Confidential Information”); provided, however, that Purchaser shall be permitted to (i) disclose any Confidential Information to the extent required by court order or under Applicable Law, or (ii) disclose any Confidential Information to any Person on a “need-to-know” basis, such as their respective directors, officers, partners, members, employees, attorneys, accountants, engineers, surveyors, consultants, lenders, investors, managers, franchisors and such other Persons whose assistance is required to consummate the transactions contemplated in this Agreement; provided, however, that Purchaser shall (a) advise such Person of the confidential nature of such Confidential Information, and (b) use commercially reasonable efforts to cause such Person to maintain the confidentiality of such information. From and after the Closing, either Seller or Purchaser may issue a press release or make other public statements regarding the consummation of the Closing as such Party may desire. In such event, such party shall, at least three (3) Business Days prior to the issuance of same, deliver a copy of the proposed press release to the other party for its review and approval, not to be unreasonably withheld, conditioned or delayed. This Section 7.1(a) shall survive the termination of this Agreement but not the Closing.
(b)    Return of Seller Due Diligence Materials. If this Agreement is terminated, (i) Purchaser promptly shall return all original Seller Due Diligence Materials provided by Seller to Purchaser, (ii) Purchaser shall destroy all copies and other reproductions made of any Seller Due Diligence Materials and certify to Seller in writing that Purchaser has completed such destruction, and (iii) upon Seller’s request, Purchaser shall promptly deliver to Seller copies of all third-party reports (without representation or warranty) prepared by or for Purchaser in connection with the Inspections, provided that, in each instance (a) if Seller terminated this Agreement or this Agreement is terminated due to a Seller Default, Seller shall reimburse Purchaser for Purchaser’s actual documented costs associated with obtaining such third party report(s), and (b) Purchaser is not otherwise precluded by law or contract to do so. This Section 7.1(b) shall survive termination of this Agreement.

(c)    Communication with Employees. Purchaser shall not, through its employees, agents, representatives or any other Person, directly or indirectly, initiate or pursue any communication with any Employees or any Person representing any Employees involving any matter with respect to the Hotel, the Employees or this Agreement, other than the general manager of the Hotel without Seller’s prior written consent in each case and instance, which may be withheld, in Seller’s sole discretion, unless such communication is arranged by Seller.
Section 7.2    Operation of the Hotel Prior to Closing.
(a)    Operation in Ordinary Course of Business. From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall operate the Hotel in the Ordinary Course of Business, including, without limitation, (i) maintaining all existing insurance coverages related to the Hotel in the Ordinary Course of Business, (ii) maintaining the inventories of Supplies, F&B and Retail Merchandise in the Ordinary Course of Business, and (iii) performing maintenance and repairs for the Hotel in the Ordinary Course of Business; provided, however, that Seller shall be permitted to inform guests or prospective guests of the Hotel of the impending sale of the Hotel and shall be permitted to terminate the Terminated Contracts.
(b)    Contracts. From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall not (i) amend, modify, extend, renew or terminate any Material Contracts (other than the Terminated Contracts) or Licenses and Permits, in each case without Purchaser’s prior written consent which shall not be unreasonably withheld, conditioned or delayed, except in the Ordinary Course of Business, nor (ii) enter into any new Material Contracts.
(c)    Renovations. The Parties acknowledge that there are certain Ongoing Capital Improvements at the Property, including but not limited to the Hotel. Seller represents and warrants that it has paid $5,724,403 towards such Ongoing Capital Improvements (and there will be no credit to Seller for such amount). Except for the amounts paid for by Seller as set forth in the preceding sentence, Purchaser shall assume all liabilities and obligations of Seller for the Ongoing Capital Improvements. For the avoidance of doubt, Purchaser’s obligations pursuant to this Section 7.2(c) shall not be limited by the amounts set forth in Schedule 7.2(c).
Section 7.3    Licenses and Permits. To the extent applicable, Purchaser, at its cost and expense, shall be responsible for obtaining the transfer of all Licenses and Permits (to the extent transferable) or the issuance of new licenses and permits, including, without limitation, the Liquor Licenses. Purchaser, at its cost and expense, shall submit all necessary applications and other materials to the appropriate Governmental Authority and take such other actions to effect the transfer of Licenses and Permits or issuance of new licenses and permits as of the Closing, and Seller shall use commercially reasonable efforts (at no cost or expense to Seller other than any de minimis cost or expense or any cost or expense which Purchaser agrees in writing to reimburse) to cooperate with Purchaser to cause the Licenses and Permits to be transferred or new licenses and permits to be issued to Purchaser. Notwithstanding anything to the contrary in this Section 7.3, issuance of any Licenses and Permits shall not be a condition precedent to Purchaser’s obligation to close the transaction contemplated under this Agreement.

Section 7.4    Bookings. Purchaser shall assume and honor all Bookings for any period on or after the Closing Date, including, without limitation, any Bookings by any Person in redemption of any gift certificates or any benefits accrued under the World of Hyatt® Program, any Bookings under any special promotions, employee Bookings, pre-paid Bookings or Bookings for which a deposit was made and for which Purchaser received a credit on the Closing Date. Purchaser shall be responsible for any and all refunds associated with any of the foregoing. Seller shall promptly reimburse Purchaser for any room nights redeemed by any Person pursuant to the World of Hyatt® Program on or after the Closing Date in accordance with the terms for such reimbursement as provided in the World of Hyatt® Program and shall promptly reimburse Purchaser for any payments for any Bookings paid for with gift certificates of Seller or any of its Affiliates in an amount equal to the amount received by Seller or its Affiliate for such gift certificate, or if no charge was made therefor, either 50% of the face amount thereof, or, if applicable, $50 per room night for any free room gift certificates. This Section 7.4 shall survive the Closing.
Section 7.5    Tax Contests.
(a)    Taxable Period Terminating Prior to Closing Date. Seller shall retain the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which terminates prior to the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings.
(b)    Taxable Period Including the Closing Date. Seller shall have the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which includes the Closing Date. Notwithstanding the foregoing, if Purchaser desires to contest any Taxes for such taxable period and Seller has not commenced any proceeding to contest any such Taxes for such taxable period, Purchaser shall provide written notice requesting that Seller contest such Taxes. If Seller desires to contest such Taxes, Seller shall provide written notice to Purchaser within thirty (30) days after receipt of Purchaser’s request confirming that Seller will contest such Taxes, in which case Seller shall proceed to contest such Taxes, and Purchaser shall not have the right to contest such Taxes. If Seller fails to provide such written notice confirming that Seller will contest such Taxes within such thirty (30) day period, Purchaser shall have the right to contest such Taxes. Any refunds or abatements awarded in such proceedings shall be used first to reimburse the Party contesting such Taxes for the reasonable costs and expenses incurred by such Party in contesting such Taxes, and the remainder of such refunds or abatements shall be prorated between Seller and Purchaser as of the Cut-Off Time, and the Party receiving such refunds or abatements promptly shall pay such prorated amount due to the other Party.
(c)    Taxable Period Commencing On or After Closing Date. Purchaser shall have the right to commence, continue and settle any proceedings to contest Taxes for any taxable period which commences on or after the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings.
(d)    Cooperation. Seller and Purchaser shall use commercially reasonable efforts to cooperate with the Party contesting the Taxes (at no cost or expense to the Party not contesting the Taxes other than any de minimis cost or expense or any cost or expense which the requesting

Party agrees in writing to reimburse) and to execute and deliver any documents and instruments reasonably requested by the Party contesting the Taxes in furtherance of the contest of such Taxes.
(e)    Tax Clearance Certificate. If available in Arizona, Seller shall use commercially reasonable efforts to deliver or cause to be delivered to Purchaser in connection with the Closing or within sixty (60) days following the Closing, a Tax Clearance Certificate from the appropriate taxing authorities confirming that all sales taxes due and owing in connection with Hotel operations through the Closing have been paid by Seller.
(f)    Survival. The provisions of this Section 7.5 shall survive the Closing.
Section 7.6    Notices and Filings. Seller shall have the right, at its sole cost and expense, to send an announcement to all guests and customers at the Hotel as of the Closing and all Persons who have Bookings at the Hotel as of the Closing, in form and substance reasonably acceptable to Purchaser, informing such Persons of the change in ownership and operation of the Hotel to Purchaser. Seller and Purchaser shall use commercially reasonable efforts to cooperate with each other (at no cost or expense to the Party whose cooperation is requested, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to provide written notice to any Person under any Tenant Leases, Contracts, Licenses and Permits, and to effect any registrations or filings with any Governmental Authority or other Person, regarding the change in ownership or operation of the Hotel. This Section 7.6 shall survive the Closing.
Section 7.7    Access to Information. For a period of three (3) years following the Closing, Purchaser shall provide reasonable access to the officers, employees, agents and representatives of any Seller Indemnitees to the Books and Records conveyed and delivered by Seller to Purchaser at the Closing for any purpose deemed necessary or advisable by Seller, including, without limitation, to facilitate the preparation of any documents required to be filed by Seller under Applicable Law or the resolution of any audit, litigation or other proceeding, claim or charge made by any Person or insurance claim involving Seller or any of its Affiliates; provided, however, that (A) such Seller Indemnitees shall provide reasonable prior notice to Purchaser; (B) Purchaser shall not be required to provide such access during non-business hours; (C) Purchaser shall have the right to accompany the officer, employees, agents or representatives of such Seller Indemnitees in providing access to its books and records or the Property as provided in this Section 7.7. Purchaser, at its cost and expense, shall retain all Books and Records conveyed and delivered by Seller to Purchaser with respect to the Hotel and pertaining to the period prior to the Closing for a period of three (3) years after the Closing. This Section 7.7 shall survive the Closing.
Section 7.8    Further Assurances. From the date of this Agreement until the Closing or termination of this Agreement, Seller and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction contemplated in this Agreement, including, without limitation, (i) obtaining all necessary consents, approvals and authorizations required to be obtained from any Governmental Authority or other Person under this Agreement or Applicable Law, and (ii) effecting all registrations and filings required under this Agreement or Applicable Law. After the Closing, Seller and Purchaser shall use commercially reasonable efforts (at no cost or expense to such Party, other than any de minimis cost or expense or any cost or expense which the requesting

Party agrees in writing to reimburse) to further effect the transaction contemplated in this Agreement and to address any reasonable requests either may have in connection with any legal requirement, tax audit, tax return or other reporting obligations. This Section 7.8 shall survive the Closing.
Section 7.9    Re-Sale Number. At or prior to the Closing, Purchaser shall deliver its re-sale number to Seller in the form customarily used in the state in which the Real Property is located. If Purchaser does not deliver its re-sale number to Seller at or prior to the Closing, Purchaser shall pay to Seller at the Closing an amount sufficient to pay any sales tax due on any items held for re-sale.
Section 7.10    Estoppels. Purchaser acknowledges its receipt of an estoppel certificate, in acceptable form and substance, with respect to the Master Gainey Declaration.
Section 7.11    Liquor Licenses. The Parties have determined that Applicable Law permits Manager to hold the Liquor Licenses. Accordingly, Seller shall not, and shall not cause Manager to, take any action (or fail to take any action) to cause the Liquor Licenses to be revoked or terminated prior to or after Closing, and the Liquor Licenses shall be effective and unexpired as of Closing.
Section 7.12    Exclusivity. In addition, following the Effective Date and as long as this Agreement remains in effect, Purchaser shall have the exclusive right to purchase the Property and Seller shall not entertain any offers concerning, or engage in any discussions (including through a broker) with any other party with respect to, the sale of the Property.
ARTICLE VIII

CONDITIONS PRECEDENT
Section 8.1    Conditions Precedent to the Obligations of Both Seller and Purchaser. The respective obligations of Seller and Purchaser to close the transaction contemplated under this Agreement are subject to the requirement at or prior to the Closing Date that no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, and no Applicable Law shall have been enacted (or passed which upon enactment), would make illegal or invalid or otherwise prevent the consummation of the transaction contemplated under this Agreement.
Section 8.2    Additional Conditions to Purchaser’s Obligations. Purchaser’s obligations to close the transactions contemplated under this Agreement also are subject to the satisfaction at or prior to the Closing of the following conditions precedent (the “Purchaser Closing Conditions”):
(a)    Seller’s Deliveries. Seller shall have delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow for the benefit of Purchaser, all of the Closing Documents and other items set forth in Section 9.3.
(b)    Representations and Warranties. Each of Seller’s representations and warranties made in this Agreement (as the same may be updated pursuant to Section 5.2) shall be true and correct in all material respects as of the Closing (unless such representation or warranty is made expressly as of another date).
(c)    Covenants and Obligations. Seller shall have performed in all material respects all of its covenants and obligations under this Agreement.
(d)    Title Policy. The Title Company shall have committed to issue an owner’s title insurance policy for each Property to Purchaser (which may be in the form of a pro-forma title policy or a mark-up of the Title Commitment) in accordance with the Title Commitment, insuring Purchaser’s fee simple interest in the Real Property as of the Closing Date, subject only to the Permitted Exceptions (collectively and individually, as the context requires, the “Title Policy”).
(e)    New Management Agreement. Manager shall have delivered its executed counterparts of the New Management Agreement for each Hotel to the Escrow Agent.
(f)    Reserved.
(g)    Required Estoppel. Seller shall have delivered or caused to be delivered to Purchaser all of the Required Estoppel, which Required Estoppel shall not reveal any breaches, defaults or amounts that are due and payable that Seller has failed to pay.
The Purchaser Closing Conditions are for the benefit of Purchaser, and Purchaser shall have the right to waive any of The Purchaser Closing Conditions at or prior to the Closing.
Section 8.3    Additional Conditions to Seller’s Obligations. Seller’s obligations to close the transactions contemplated under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions precedent (the “Seller Closing Conditions”):
(a)    Receipt of the Purchase Price. Purchaser shall have paid the Purchase Price to Seller pursuant to Section 3.4, and Escrow Agent shall have disbursed the Earnest Money to Seller.
(b)    Purchaser’s Deliveries. Purchaser shall have delivered to Seller or deposited with Escrow Agent in the Closing Escrow for the benefit of Seller, all of the Closing Documents and other items set forth in Section 9.4.
(c)    Representations and Warranties. Each of the representations and warranties of Purchaser made in this Agreement shall be true and correct in all material respects as of the Closing (unless such representation or warranty is made expressly as of another date).
(d)    Covenants and Obligations. Purchaser shall have performed in all material respects all of its covenants and obligations under this Agreement.
The Seller Closing Conditions are for the benefit of Seller, and Seller shall have the right to waive any of the Seller Closing Conditions at or prior to the Closing.

Section 8.4    Frustration or Failure of Closing Conditions. Seller and Purchaser may not rely on the failure of the Seller Closing Conditions or Purchaser Closing Conditions, respectively, if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur. If any condition set forth in Section 8.1, 8.2 or 8.3 is not satisfied or waived on or before the Closing Date, then the party to this Agreement whose obligations are conditioned upon the satisfaction of such condition, so long as such party has acted in good faith and with due diligence in performing its obligations hereunder and cooperating with the other party in its performance hereunder, may (a) if such failure of condition constitutes a default under this Agreement, pursue its remedies under Article XII, or (b) if such failure of condition does not constitute a default under this Agreement, (i) terminate this Agreement by written notice delivered on or prior to the Closing Date, or (ii) with respect to any such condition, delay the Closing for a reasonable period of time not to exceed thirty (30) days to provide for the satisfaction of any of such unfulfilled conditions, where after such party shall either proceed to the Closing without abatement of the Purchase Price, or terminate this Agreement as contemplated by the foregoing item (b)(i). Upon termination of this Agreement pursuant to this Section 8.4, Escrow Agent shall promptly refund the Earnest Money to Purchaser and Seller and Purchaser shall have no further rights or obligations under this Agreement except those that expressly survive termination.
ARTICLE IX
CLOSING
Section 9.1    Closing Date. The closing of the transaction contemplated under this Agreement (the “Closing”) shall occur on or before October 3, 2017 (subject to extension pursuant to Section 8.4), or such other date as agreed to in writing between Seller and Purchaser (the date on which the Closing occurs is referred to herein as the “Closing Date”), at the offices of the Title Company or such other place as agreed to in writing between Seller and Purchaser.
Section 9.2    Closing Escrow. The Closing shall take place by means of a so-called “New York-style” escrow (the “Closing Escrow”). On or prior to the Closing Date, Seller and Purchaser shall enter into a closing escrow agreement with the Escrow Agent with respect to the Closing Escrow in form and substance reasonably acceptable to Seller, Purchaser and the Escrow Agent (the “Closing Escrow Agreement”) pursuant to which (i) all of the documents required to be delivered by Seller and Purchaser pursuant to this Agreement (the “Closing Documents”) shall be deposited with Escrow Agent; (ii) the balance of the Purchase Price to be paid by Purchaser pursuant to Section 3.4 shall be deposited with Escrow Agent; and (iii) at the Closing, the Closing Documents shall be delivered to Seller and Purchaser (as the case may be) and the Purchase Price delivered to Seller.
Section 9.3    Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to the Escrow Agent in the Closing Escrow for the benefit of Purchaser all of the (i) documents, each of which shall have been duly executed by Seller and acknowledged (if required), and (ii) other items, set forth in this Section 9.3, as follows:
(a)    A certificate re-making the representations and warranties set forth in Section 5.1 as of the Closing Date, subject to the limitations contained in Sections 4.3, 5.2 and 5.3.

(b)    A special warranty deed for each Property in the form of Exhibit C attached hereto conveying the fee simple title in such Real Property to Purchaser free of all encumbrances except the Permitted Exceptions, duly authorized, executed and acknowledged by Seller (collectively, the “Deed”);
(c)    Two (2) counterparts of a Bill of Sale for each Property in the form of Exhibit D, transferring the FF&E, Supplies, Attic Stock, F&B, Retail Merchandise and Accounts Receivable to Purchaser, free and clear of all liens and encumbrances;
(d)    Two (2) counterparts of an Assignment and Assumption of Leases and Contracts for each Property in the form of Exhibit E, assigning the Tenant Leases, Equipment Leases and Operating Agreements to Purchaser, with the assumption by Purchaser of the liabilities and obligations thereunder from and after the Closing Date;
(e)    Two (2) counterparts of a General Assignment and Assumption Agreement for each Property in the form of Exhibit F, assigning the Licenses and Permits, Intangible Property and Bookings, with the assumption by Purchaser of the liabilities and obligations thereunder from and after the Closing Date, as well as an assumption by Purchaser of any obligations with respect to which Purchaser received a credit at the Closing;
(f)    A written agreement for each Hotel between the applicable Seller and Manager terminating the Management Agreement and all of Manager’s rights and obligations thereunder to manage or operate such Hotel;
(g)    A customary ALTA owner’s statement and gap undertaking, in form and substance reasonably acceptable to Seller and the Title Company, for the purpose of permitting the Title Company to delete the “mechanics’ lien,” “assessment and reassement,” “parties in possession” and “gap” standard exceptions from the Title Policy;
(h)    Any required real estate transfer tax declaration or similar documents required in connection with any tax imposed by any Governmental Authority in connection with the transaction contemplated hereunder;
(i)    A FIRPTA affidavit for each Party comprising Seller in the form set forth in the regulations under Section 1445 of the Code;
(j)    To the extent not previously delivered to Purchaser, all originals (or copies if originals are not available) of the Leases, Contracts, Licenses and Permits, keys and lock combinations in Seller’s Possession, which shall be located at the Hotel on the Closing Date and deemed to be delivered to Purchaser upon delivery of possession of the Hotel;
(k)    The Settlement Statement prepared pursuant to Section 11.1;
(l)    Two (2) counterparts of the New Management Agreement for the HR Hotel and two (2) counterparts of the New Management Agreement for the RP Hotel each executed by Manager;

(m)    The Required Estoppel; and
(n)    Such other customary documents and instruments as may be reasonably requested by Purchaser or the Title Company in order to consummate or better effectuate the transaction contemplated in this Agreement.
Section 9.4    Purchaser’s Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to the Escrow Agent in the Closing Escrow for the benefit of Seller all of the (i) documents, each of which shall have been duly executed by Purchaser and acknowledged (if required), and (ii) other items, set forth in this Section 9.4, other than the Purchase Price which shall be delivered to the Escrow Agent:
(a)    A certificate re-making the representations and warranties set forth in Section 6.1 as of the Closing Date, subject to the limitations contained in Section 6.2;
(b)    The Purchase Price to be paid by Purchaser pursuant to Section 3.4;
(c)    A letter of direction to Escrow Agent directing Escrow Agent to disburse the Earnest Money to Seller;
(d)    Two (2) counterparts of each of the documents and instruments to be delivered by Seller under Section 9.3 which require execution by Purchaser;
(e)    Two (2) counterparts of the New Management Agreement for the HR Hotel and two (2) counterparts of the New Management Agreement for the RP Hotel each executed by Purchaser; and
(f)    Such other customary documents and instruments as may be reasonably requested by Seller or the Title Company in order to consummate or better effectuate the transaction contemplated in this Agreement.
Section 9.5    Possession. Seller shall deliver the Property and possession of the Hotel to Purchaser upon the Closing, subject to the Permitted Exceptions.
ARTICLE X
PRORATIONS; ACCOUNTS RECEIVABLE; TRANSACTION COSTS
Section 10.1    Prorations. The items of revenue and expense with respect to the Hotel set forth in this Section 10.1 shall be prorated between Seller and Purchaser (the “Prorations”), using a 365 day year, as of 11:59 p.m. (Local Time) on either the day preceding or two (2) days preceding the Closing Date, as mutually determined by the Parties, or such other time expressly provided in this Section 10.1 (the “Cut-Off Time”), so that the Closing Date is a day of income and expense for Purchaser. Purchaser shall receive a credit for any items of expense in this Section 10.1 to the extent the same are accrued or due and payable but unpaid as of the Cut-Off Time in which case Purchaser shall be obligated to pay such expense, and Seller shall receive a credit for any of the items of expense in this Section 10.1 which have been paid prior to or at the Closing or will be paid by Seller after the Closing to the extent such payment relates to any period of time after the Cut-Off Time.
(a)    Taxes. All Taxes, except as set forth in Section 10.3 of this Agreement, shall be prorated as of the Cut-Off Time between Purchaser and Seller on an accrual basis, regardless of when they are due and payable. If the amount of any such Taxes is not ascertainable on the Closing Date, the proration for such Taxes shall be based on the tax rates set forth in the most recent available bill and the latest assessed valuation of the Property; provided, however, that after the Closing, Seller and Purchaser shall reprorate the Taxes and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant taxable period, or, in the event such Taxes are contested, upon receipt of the final, determined amount. The obligations under this Section 10.1(a) shall survive the Closing.
(b)    Tenant Leases. Any rents and other amounts prepaid, accrued or due and payable under the Tenant Leases shall be prorated as of the Cut-Off Time between Purchaser and Seller. Purchaser shall receive a credit for all security deposits held by Seller under the Tenant Leases which are transferred to Purchaser, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Tenant Leases.
(c)    Contracts. Any amounts prepaid, accrued or due and payable under the Contracts (other than for utilities which proration is addressed separately in Section 10.1(e)) shall be prorated as of the Cut-Off Time between Seller and Purchaser. Purchaser shall receive a credit for all deposits held by Seller under the Contracts which are transferred to Purchaser, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Contracts. Seller shall receive a credit for all deposits made by Seller under the Contracts which are transferred to Purchaser or remain on deposit for the benefit of Purchaser.
(d)    Licenses and Permits. All amounts prepaid, accrued or due and payable under any Licenses and Permits (other than utilities which are separately prorated under Section 10.1(e)) transferred to Purchaser shall be prorated as of the Cut-Off Time between Seller and Purchaser. Seller shall receive a credit for all deposits made by Seller under the Licenses and Permits which are transferred to Purchaser or which remain on deposit for the benefit of Purchaser.
(e)    Utilities. All utility services shall be prorated as of the Cut-Off Time between Purchaser and Seller. To the extent possible, readings shall be obtained for all utilities as of the Cut-Off Time. If not possible, the cost of such utilities shall be prorated between Seller and Purchaser by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, Seller and Purchaser shall reprorate the amount for such utilities and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant billing period. Seller shall receive a credit for all deposits transferred to Purchaser or which remain on deposit for the benefit of Purchaser with respect to such utility contracts, otherwise such deposits shall be refunded to Seller. The reproration obligation in this Section 10.1(e) shall survive the Closing.

(f)    Deposits for Bookings. Purchaser shall receive a credit for all prepaid deposits for Bookings scheduled for accommodations or events on or after the Closing Date which Purchaser is obligated to honor pursuant to this Agreement, except to the extent such deposits are transferred to Purchaser.
(g)    Reserved.
(h)    Restaurants, Bars and Banquets. Seller shall close out the transactions in the restaurants and bars and any banquets in the Hotels that remain open after Cut-Off Time as of such time as such facilities are closed on the Closing Date and retain all monies collected as of such closing, and Purchaser shall be entitled to any monies collected from the restaurants and bars and any banquets thereafter.
(i)    Vending Machines. Seller shall remove all monies from all vending machines, laundry machines, pay telephones and other coin-operated equipment as of the Cut-Off Time and shall retain all monies collected therefrom as of the Cut-Off Time, and Purchaser shall be entitled to any monies collected therefrom after the Cut-Off Time.
(j)    Trade Payables. Except to the extent an adjustment or proration is made under another subsection of this Section 10.1, (i) Seller shall pay in full prior to the Closing all amounts payable to vendors or other suppliers of goods or services to the Hotel (the “Trade Payables”) which are due and payable as of the Closing Date for which goods or services have been delivered to the Hotel prior to the Closing, and (ii) Purchaser shall receive a credit for the amount of such Trade Payables which have accrued, but are not yet due and payable as of the Closing Date, and Purchaser shall pay all such Trade Payables accrued as of the Closing Date when such Trade Payables become due and payable up to the amount of such credit; provided, however, Seller and Purchaser shall reprorate the amount of credit for any Trade Payables and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for such goods or services. Seller shall receive a credit for all advance payments or deposits made with respect to FF&E, Supplies, Attic Stock, F&B and Retail Merchandise, which has been ordered, but not delivered to the Hotel prior to the Closing Date and Purchaser shall pay the amounts which become due and payable for such FF&E, Supplies, Attic Stock, F&B and Retail Merchandise which were ordered prior to the Closing. The reproration obligation in this Section 10.1(j) shall survive the Closing.
(k)    Cash. Seller shall receive a credit for all cash on hand or on deposit in any house bank at the Hotel which shall be transferred to Purchaser. Without limiting the foregoing, if any operating account, FF&E/capital account or other reserve account held by or on behalf of Seller or Manager is retained by Manager pursuant to the Management Agreement for the use and benefit of Purchaser, Seller shall receive a credit at the Closing equal to the amount so retained.
(l)    Reserved.
(m)    Other Adjustments and Prorations. All other items of income and expense as are customarily adjusted or prorated upon the sale and purchase of a hotel property similar to the

Hotel shall be adjusted and prorated between Seller and Purchaser accordingly, including any items included as current assets or liabilities not already addressed in this Section 10.1.
(n)    Employment Expenses. Seller shall be responsible for all wages, salaries, benefits and other costs of employment of Employees payable or reimbursable to Manager pursuant to the Management Agreement with Seller relating to the period prior to the Cut-Off Time and Purchaser shall be responsible for all wages, salaries, benefits and other costs of hiring and employment of Employees relating to the period after the Cut-Off Time pursuant to the New Management Agreement between Purchaser and Manager to be executed and delivered at the Closing. At Closing, eighty five percent (85%) of all accrued vacation and one hundred percent (100%) of all earned vacation accrued by the Employees as of the Cut-Off Time shall be credited against the Purchase Price.
Section 10.2    Accounts Receivable.
(a)    Guest Ledger. At the Closing, Seller shall receive a credit in an amount equal to all amounts charged to the Guest Ledger for all room nights up to and including the night during which the Cut-Off Time occurs and Purchaser shall be entitled to retain all deposits made and amounts collected for such Guest Ledger.
(b)    Accounts Receivable (Other than Guest Ledger). At the Closing, Seller shall receive a credit for, and Purchaser shall purchase from Seller, all Accounts Receivable (other than the Guest Ledger which is addressed in Section 10.2(a)), that are less than ninety (90) days past due, and Purchaser shall be entitled to all amounts collected for such Accounts Receivable. Such credit shall equal the amount of the Accounts Receivable. Accounts Receivable that are past due for ninety (90) days or more are referred to as “Older Accounts Receivable”. Purchaser shall not be entitled to any amounts collected for Older Accounts Receivable. Purchaser shall cause Manager to cooperate with Seller in collecting the Older Accounts Receivable, at no cost or expense to Purchaser other than any de minimis cost and expense or any cost or expense which Seller agrees in writing to reimburse. If any Older Accounts Receivable (as so designated by the obligor) are paid to Purchaser after the Closing, Purchaser shall pay to Seller the amounts received by Purchaser within ten (10) days after receipt of such amounts, without any commission or deduction for Purchaser.
Section 10.3    Transaction Costs.
(a)    Seller’s Transaction Costs. In addition to the other costs and expenses to be paid by Seller set forth elsewhere in this Agreement, Seller shall pay for the following costs in connection with this transaction: (i) the cost and expense of each Title Commitment and the standard premium for each Title Policy (excluding extended coverage over the general exceptions and all endorsements); (ii) the fees and expenses of its own attorneys and accountants; (iii) the fees and expenses of removing any Unpermitted Exceptions which Seller elects to remove pursuant to Section 4.2(d); (iv) any sales and use tax due as a result of the purchase and sale of the Property and all other costs which are the responsibility under applicable law for Seller to pay; and (v) one-half (½) of the fees and expenses for the Escrow Agent.

(b)    Purchaser’s Transaction Costs. In addition to the other costs and expenses to be paid by Purchaser set forth elsewhere in this Agreement, Purchaser shall pay for the following costs in connection with this transaction: (i) the fees and expenses of its own attorneys and accountants; (ii) the fees and expenses incurred by Purchaser for Purchaser’s Inspectors or otherwise in connection with the Inspections; (iii) the cost of any endorsements to each Title Policy (including extended coverage over the general exceptions); (iv) the cost of any update to each Existing Survey; (v) subject to Section 3.2 county and city documentary transfer taxes due and payable in connection with the conveyance of the Real Property from Seller to Purchaser, (vi) any recording charges payable in connection with the recordation of any of the Closing Documents and any sales or use tax payable in connection with the conveyance of the Personal Property; (vii) any mortgage tax, title insurance fees and expenses for title insurance policies, recording charges or other amounts payable in connection with any financing obtained by Purchaser; (viii) any sales and use tax due as a result of the purchase and sale of the Property and all other costs which are the responsibility under applicable law for Purchaser to pay; and (ix) one-half (½) of the fees and expenses for the Escrow Agent.
(c)    Other Transaction Costs. All other fees, costs and expenses not expressly addressed in this Section 10.3 or elsewhere in this Agreement shall be allocated between Seller and Purchaser in accordance with applicable local custom for similar transactions.
ARTICLE XI

TRANSITION PROCEDURES

Section 11.1    Settlement Statement. On the day prior to the Closing, Seller and Purchaser, through their respective employees, agents or representatives, jointly shall make such examinations, audits and inventories of the Hotel as may be necessary to make the adjustments and Prorations to the Purchase Price as set forth in Sections 10.1 and 10.2 or any other provisions of this Agreement. Based upon such examinations, audits and inventories, Seller and Purchaser shall jointly prepare prior to the Closing a combined settlement statement (a) setting forth Seller’s and Purchaser’s best estimate of the amounts of the items to be adjusted and prorated under this Agreement and (b) disclosing all payments to be made to third parties out of the Closing Escrow (the “Settlement Statement”). The Settlement Statement shall be approved and executed by Seller and Purchaser, and shall be binding and conclusive on Seller and Purchaser with respect to the items set forth in the Settlement Statement. If, at any time within ninety (90) days after the Closing Date, either Seller or Purchaser discovers any items which should have been included in the Settlement Statement but were omitted therefrom, items which were incorrectly adjusted or prorated therein, or matters that were incapable of proration as of the Closing, such items shall be adjusted and prorated in the same manner as if their existence or such error had been known at the time of the preparation of the Settlement Statement, and the Party in whose favor such original error or omission was made shall refund such difference to the other Party promptly after the original error or omission is discovered. Purchaser shall give Seller access to Purchaser’s books and records from and after the Closing Date for the purpose of making the adjustments contemplated by this Section 11.1. This Section 11.1 shall survive the Closing.
Section 11.2    Safe Deposit Boxes. Prior to the Closing, Seller shall notify or cause Manager to notify all guests or customers who are then using a safe deposit box at the Hotel advising them of the pending change in ownership and operation of the Hotel and requesting them to conduct an inventory and verify the contents of such safe deposit box. All inventories by such guests or customers shall be conducted under the joint supervision of representatives of Seller and Purchaser. Upon such inventory and verification, Seller shall deliver or cause Manager to deliver to Purchaser all keys, receipts and agreements for each such safe deposit box (and thereafter each such safe deposit box shall deemed an “Inventoried Safe Deposit Box”), which, in the alternative and at the direction of Purchaser, may be retained by Manager pursuant to the New Management Agreement. If the Closing does not occur on the Closing Date for any reason whatsoever, Purchaser immediately shall return all keys, receipts and agreements to Seller for such Inventoried Safe Deposit Boxes. Upon the Closing, Seller shall deliver to Purchaser all keys in Seller’s Possession for all safe deposit boxes not then in use, and a list of all safe deposit boxes which are then in use, but not yet inventoried by the depositor (the “Non-Inventoried Safe Deposit Boxes”), with the name and room number of such depositor. After the Closing, Seller and Purchaser shall make appropriate arrangements for guests and customers at the Hotel to inventory and verify the contests of the Non-Inventoried Safe Deposit Boxes, and upon such inventory and verification, Seller shall deliver to Purchaser all keys, receipt and agreements for such safe deposit box (and such safe deposit box thereafter shall constitute an Inventoried Safe Deposit Box). Purchaser shall be responsible for, and shall indemnify the Seller Indemnitees from and against any Losses incurred with respect to, any theft, loss or damage to the contents of any safe deposit box from and after the time such safe deposit box is deemed an Inventoried Safe Deposit Box pursuant to this Section 11.2. Seller shall be responsible for, and shall indemnify Purchaser Indemnitees from and against any Losses incurred, with respect to, any theft, loss or damage to the contents of any safe deposit box prior to the time such safe deposit box is deemed an Inventoried Safe Deposit Box. This Section 11.2 shall survive the Closing.
Section 11.3    Baggage. On the Closing Date, representatives of Seller and Purchaser, including Manager, shall make a written inventory of all baggage, boxes and similar items checked in or left in the care of Seller at the Hotel, and Seller shall deliver to Purchaser the keys to any secured area in which such baggage and other items are stored (the “Inventoried Baggage”), which, in the alternative and at the direction of Purchaser, may be retained by Manager pursuant to the New Management Agreement. Purchaser shall be responsible for, and shall indemnify the Seller Indemnitees from and against any Losses incurred, with respect to any theft, loss or damage to any Inventoried Baggage from and after the time of such inventory, and any other baggage, boxes or similar items left in the care of Purchaser. Seller shall be responsible for, and shall indemnify Purchaser Indemnitees from and against any Losses incurred, with respect to any theft, loss or damage to any Inventoried Baggage prior to the time of such inventory, and any other baggage, boxes or similar items left in the care of Seller. This Section 11.3 shall survive the Closing.
Section 11.4    Removal of Proprietary Property. Seller, at its cost and expense, shall have the right to remove or abandon any Proprietary Property on or prior to the Closing Date; provided that Seller shall not remove any particular item or items of Proprietary Property to the extent that such removal would interrupt the operation of the Hotel under the New Management Agreement from and after the Closing. Notwithstanding the foregoing, after the Closing, certain of the Proprietary Property and any other supplies and other personal property located at the Hotel, or any signs and fixtures identifying the Hotel, that bear any of the Protected Marks or Protected Names, may be continued to be utilized by the Hotel pursuant to and subject to the terms of the New Management Agreement. This Section 11.4 shall survive the Closing.
ARTICLE XII

DEFAULT; FAILURE OF CLOSING CONDITIONS
Section 12.1    Seller’s Default. If (i) at any time prior to the Closing, Seller is in material breach or default of any of its covenants or obligations under this Agreement, which default is not caused by a Purchaser Default, or (ii) at the Closing, Seller has not satisfied one or more of the Purchaser Closing Conditions set forth in Sections 8.2(a), 8.2(b) or 8.2(c) (each, a “Seller Default”), and, if such Seller Default is the first Seller Default, Seller has not cured such Seller Default within three (3) Business Days after Seller’s receipt of written notice of such Seller Default from Purchaser, then Purchaser, as its sole and exclusive remedies for such Seller Default, may elect to (i) terminate this Agreement, in which case Escrow Agent shall refund the Earnest Money to Purchaser, and Seller shall reimburse Purchaser for its actual out of pocket due diligence expenses incurred in connection with this Agreement, including, without limitation, attorneys’ and consultants’ fees, up to a maximum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (collectively, the “Due Diligence Costs”) (all of which Due Diligence Costs shall be evidenced by written documentation reasonably satisfactory to Seller), and Seller and Purchaser shall thereafter have no further rights or obligations under this Agreement, except those which expressly survive such termination; (ii) proceed to the Closing without any reduction in or setoff against the Purchase Price; or (iii) bring an action for specific performance; provided, however that any such action for specific performance shall be commenced no later than sixty (60) days after the date of the applicable Seller Default. If such action for specific performance is not timely commenced, Purchaser shall be deemed to have waived its right to bring an action for specific performance. If, however, Purchaser timely commences an action for specific performance and is unable to obtain specific performance, then, in addition to receiving a prompt refund of the Earnest Money, Purchaser shall be entitled to recover from Seller its Due Diligence Costs.
Section 12.2    Purchaser’s Default. If (i) Purchaser has not deposited the Earnest Money within the time period provided in Section 3.3(a), (ii) at any time prior to the Closing, Purchaser is in material breach or default of its covenants or obligations under this Agreement, which breach or default is not caused by a Seller Default, or (iii) at the Closing, Purchaser has not satisfied any one or more Seller Closing Conditions to be satisfied by Purchaser at or prior to the Closing (each, a “Purchaser Default”), and, if such Purchaser Default is the first Purchaser Default, Purchaser has not cured such Purchaser Default within three (3) Business Days after Purchaser’s receipt of written notice of such Purchaser Default from Seller, then Seller, as its sole and exclusive remedy, may elect to terminate this Agreement by providing written notice to Purchaser, in which case Purchaser shall cause Escrow Agent to disburse the Earnest Money to Seller within two (2) Business Days after such termination, and Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination. Purchaser’s obligation to cause Escrow Agent to disburse the Earnest Money to Seller shall survive such termination.
SELLER AND PURCHASER AGREE THAT IF THIS AGREEMENT IS TERMINATED PURSUANT TO THIS SECTION 12.2, THE DAMAGES THAT SELLER WOULD SUSTAIN AS A RESULT OF SUCH TERMINATION WOULD BE DIFFICULT IF NOT IMPOSSIBLE TO ASCERTAIN. ACCORDINGLY, SELLER AND PURCHASER AGREE THAT SELLER SHALL RETAIN THE EARNEST MONEY AS FULL AND COMPLETE LIQUIDATED DAMAGES AND AS SELLER’S SOLE AND EXCLUSIVE REMEDY FOR SUCH TERMINATION; PROVIDED, HOWEVER, THAT SELLER SHALL RETAIN ALL RIGHTS AND REMEDIES UNDER THIS AGREEMENT WITH RESPECT TO THOSE OBLIGATIONS WHICH EXPRESSLY SURVIVE SUCH TERMINATION. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER.
ARTICLE XIII

CASUALTY; CONDEMNATION
Section 13.1    Casualty.
(a)    Material Casualty. If the Property or any portion thereof is damaged or destroyed by fire or any other casualty prior to the Closing (a “Casualty”), Seller shall give written notice of such Casualty to Purchaser promptly after the occurrence of such Casualty. If the amount of the repair, restoration or replacement required by a Casualty equals or exceeds five percent (5%) of the Purchase Price (a “Material Casualty”) and the Casualty was not caused by Purchaser or

Purchaser’s Inspectors, or their respective employees or agents, then Purchaser shall have the right, in its sole discretion, to (i) terminate this Agreement, in which case Escrow Agent shall refund the Earnest Money to Purchaser upon Purchaser’s satisfaction of its obligations under Sections 4.1(d), 4.1(e) and 7.1(b) and Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (ii) proceed to the Closing, without terminating this Agreement, in which case Seller shall (A) credit the amount of the applicable insurance deductible against the Purchase Price, and (B) transfer and assign to Purchaser all of Seller’s right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Seller with respect to the Hotel, except those proceeds allocable to lost profits for the period prior to the Closing. Purchaser shall make an election under this Section 13.1(a) by giving written notice to Seller on or before ten (10) Business Days after Seller’s delivery to Purchaser of written notice of such Casualty. If Purchaser fails to make an election under this Section 13.1(a) within such time period, Purchaser shall be conclusively deemed to have elected to proceed to the Closing pursuant to clause (ii) of this Section 13.1(a). If the Closing Date is scheduled to occur within Purchaser’s ten (10) day election period, the Closing Date shall be extended until the tenth (10th) day after the expiration of such ten (10) Business Day election period.
(b)    Non-Material Casualty. In the event of any (i) Casualty which is not a Material Casualty, or (ii) Material Casualty which is caused by Purchaser or Purchaser’s Inspectors, or their respective employees or agents, then Purchaser shall not have the right to terminate this Agreement, but shall proceed to the Closing, in which case Seller shall (A) credit the amount of the applicable insurance deductible against the Purchase Price (except if such Casualty is caused by Purchaser or Purchaser’s Inspectors), and (B) transfer and assign to Purchaser all of Seller’s right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Seller with respect to the Hotel, except those proceeds allocable to lost profits for the period prior to the Closing.
Section 13.2    Condemnation.
(a)    Material Condemnation. If the event of any actual or threatened condemnation or taking pursuant to the power of eminent domain of all or any portion of the Real Property, or any proposed sale in lieu thereof (a “Condemnation”), Seller shall give written notice of such Condemnation to Purchaser as soon as possible after Seller receives notice of such Condemnation. If the Condemnation would (i) result in the loss of more than five percent (5%) of the Land or Improvements (computed on a square foot basis) or (ii) result in any material reduction or restriction in access to the Land or Improvements (a “Material Condemnation”), then Purchaser shall have the right, in its sole discretion, to (A) terminate this Agreement, in which case Escrow Agent shall refund the Earnest Money to Purchaser upon Purchaser’s satisfaction of its obligations under Sections 4.1(d), 4.1(e) and 7.1(b) and Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (B) proceed to the Closing, without terminating this Agreement, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from such Condemnation. Purchaser shall make an election under this Section 13.2(a) by giving written notice to Seller within ten (10) Business Days after Seller’s delivery to Purchaser of written notice of such Condemnation. If Purchaser fails to make an election under this Section 13.2(a) within such time period, Purchaser shall be conclusively deemed to have elected to proceed to the Closing pursuant to clause (B) of this Section 13.2(a). If the Closing Date is scheduled to occur within Purchaser’s ten (10) Business Day election period, the Closing Date shall be extended until the tenth (10th) day after the expiration of such ten (10) day election period.
(b)    Non-Material Condemnation. In the event of any Condemnation of any Real Property other than a Material Condemnation, Purchaser shall not have the right to terminate this Agreement, but shall proceed to the Closing, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from such Condemnation.
ARTICLE XIV

MISCELLANEOUS PROVISIONS
Section 14.1    Notices.
(a)    Method of Delivery. All notices, requests, demands and other communications (each, a “Notice”) required to be provided to the other Party pursuant to this Agreement shall be in writing and shall be delivered (i) in person, (ii) by certified U.S. mail, with postage prepaid and return receipt requested, (iii) by overnight courier service, or (iv) by email transmittal, with a verification copy sent on the same day by any of the methods set forth in clauses (i), (ii) and (iii), to the other Party to this Agreement at the following address or email address (or to such other address or email address as Seller or Purchaser may designate from time to time pursuant to Section 14.1(c)):

If to Seller:	c/o Hyatt Corporation 150 N. Riverside Plaza 8th Floor Chicago, Illinois 60606 Attn: Tiffany Leadbetter Donato Telephone: (312) 780-5464 Email: tiffany.donato@hyatt.com
c/o Hyatt Corporation 150 N. Riverside Plaza 8th Floor Chicago, Illinois 60606 Attn: Assistant General Counsel Telephone: (312) 780-5467 Email: karrie.dowd@hyatt.com
With a further copy to:	Goodwin Procter LLP 3 Embarcadero Center San Francisco, California 94111 Attn: Teresa K. Goebel Facsimile No.: (415) 677-9041 Email: tgoebel@goodwinlaw.com
If to Purchaser:
XHR Acquisitions, LLC
200 South Orange Avenue, Suite 2700
Orlando, Florida 32801
Attn: Phil Wade
Telephone: (407) 246-8143
Email: pwade@xeniareit.com

 and to:

Xenia Hotels & Resorts, Inc.
200 South Orange Avenue, Suite 2700
Orlando, Florida 32801
Attention: Taylor Kessel, Esq.
Telephone: (407) 246-8112
Email: tkessel@xeniareit.com

With a copy to:
Kelley Drye & Warren LLP
3050 K Street, NW, Suite 400
Washington, DC 20007
Attn: Aaron D. Rosenfeld, Esq. and
   Michael Kosmas, Esq.
Telephone: (202) 342-8605
Email: arosenfeld@kelleydrye.com and
   mkosmas@kelleydrye.com

(b)    Receipt of Notices. All Notices sent by Seller or Purchaser (or their respective counsel pursuant to Section 14.1(d)) under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent upon (i) delivery to the address or email address of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (Local Time) on a Business Day, otherwise the following Business Day, or (ii) the attempted delivery of such Notice if (A) such recipient Party refuses delivery of such Notice, or (B) such recipient Party is no longer at such address or email address, and such recipient Party failed to provide the sending Party with its current address or email address pursuant to Section 14.1(c).
(c)    Change of Address. Seller and Purchaser and their respective counsel shall have the right to change their respective address and/or email address for the purposes of this Section 14.1 by providing a Notice of such change in address and/or email address as required under this Section 14.1(c).
(d)    Delivery by Party’s Counsel. Seller and Purchaser agree that the attorney for such Party shall have the authority to deliver Notices on such Party’s behalf to the other Party hereto.
Section 14.2    Time is of the Essence. Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.
Section 14.3    Assignment. Purchaser shall not assign this Agreement or any interest therein to any Person, without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion. Notwithstanding the foregoing, Purchaser may assign this agreement to any Affiliate without Seller’s consent, provided such Affiliate shall assume in writing all of the obligations of Purchaser hereunder. No assignment of this Agreement by Purchaser shall relieve Purchaser of its obligations hereunder.
Section 14.4    Successors and Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors and permitted assigns pursuant to Sections 3.5 and 14.3. Except for any Purchaser Indemnitee or Seller Indemnitee to the extent such Purchaser Indemnitee or Seller Indemnitee is expressly granted certain rights of defense and indemnification in this Agreement and for any successors and permitted assigns pursuant to Sections 3.5 and 14.3, this Agreement shall not confer any rights or remedies upon any third party.
Section 14.5    Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is sought, taken, instituted or brought by Seller or Purchaser to enforce its rights under this Agreement, all fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, of the prevailing Party in such action, suit or proceeding shall be borne by the Party against whose interest the judgment or decision is rendered. This Section 14.5 shall survive the termination of this Agreement and the Closing.
Section 14.6    No Recordation. Neither this Agreement, nor any memorandum or other notice of this Agreement, shall be recorded without Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion.

Section 14.7    Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:
(a)    Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter.
(b)    All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.
(c)    The headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.
(d)    Each Party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular Party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.
(e)    The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not solely to the provision in which such term is used.
(f)    The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”
Section 14.8    Governing Law; Severability. This Agreement shall be governed by the laws of the State of in which the Real Property is located. If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected terms or provisions at any other time or in any other jurisdiction.
Section 14.9    Recitals, Exhibits and Schedules. The recitals to this Agreement, and all exhibits and schedules (as amended and supplemented from time to time pursuant to Section 5.2) referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.
Section 14.10    Entire Agreement; Amendments to Agreement. This Agreement sets forth the entire understanding and agreement of the Parties hereto, and shall supersede any other agreements and understandings (written or oral) between Seller and Purchaser on or prior to the date of this Agreement with respect to the transaction contemplated in this Agreement. No amendment or modification to any terms of this Agreement (other than amendments and supplements to the schedules made by Seller pursuant to Section 5.2), or cancellation of this Agreement, shall be valid unless in writing and executed and delivered by Seller and Purchaser.
Section 14.11    Facsimile or Electronic Transmission; Counterparts. Seller and Purchaser may deliver executed signature pages to this Agreement by facsimile or electronic transmission to the other Party, which facsimile or electronic copy shall be deemed to be an original executed signature page; provided, however, that such Party shall deliver an original signature page to the other Party promptly thereafter. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.
[Signatures on following pages]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized officers or representatives.

SELLER: GAINEY DRIVE ASSOCIATES, an Arizona general partnership By: Hyatt Partnership Interests, L.L.C., a Delaware limited liability company, a general partner
By:	/s/ JANET RILEY
Name:	Janet Riley
Title:	VP - Global Tax

By: Hyatt Equities, L.L.C., a Delaware limited liability company, a general partner
By:	/s/ JANET RILEY
Name:	Janet Riley
Title:	VP - Global Tax

HC ROYAL PALMS, L.L.C., a Delaware limited liability company
By:	/s/ JANET RILEY
Name:	Janet Riley
Title:	VP - Global Tax

PURCHASER: XHR ACQUISITIONS, LLC, a Delaware limited liability company
By:	/s/ PHILIP A. WADE
Name:	Philip A. Wade
Title:	Senior Vice President